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Class of Securities Registered	Proposed Shares Registered(1)	Proposed Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)

Common Stock, par value $0.0001 per share	43,700,000	$5.10	$222,870,000	$30,400

(1)
Includes 5,700,000 shares that the underwriters have the option to purchase to cover over-allotments, if any.

(2)
The registration fee is being paid on a deferred basis in reliance upon Rules 456(b) and 457(r).

Filed Pursuant To Rule 424(b)(5)
Registration No. 333-188640

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 16, 2013)

38,000,000 Shares

Halcón Resources Corporation

Common Stock

We are offering 38,000,000 shares of our common stock.

Our common stock trades on the New York Stock Exchange under the symbol "HK." The last reported trading price of our common stock on August 6, 2013 was $6.02.

Investing in our common stock involves risk. See "Risk Factors" beginning on page S-12 of this prospectus supplement, page 5 of the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement.

	Per Share	Total
Price to the public	$5.10000	$193,800,000
Underwriting discounts and commissions(1)	$0.19125	$ 6,146,258
Proceeds to Halcón Resources Corporation (before expenses)(1)	$4.90875	$187,653,742

(1)
The underwriters will not receive discounts or commissions with respect to the shares of our common stock purchased by certain officers, directors and other affiliates.

We have granted the underwriters a 30-day option to purchase up to an additional 5,700,000 shares of common stock on the same terms and conditions as set forth above, solely to cover over-allotments.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares in book-entry form on or about August 13, 2013.

Joint Book-Running Managers

Barclays	BMO Capital Markets

Co-Managers
Capital One Southcoast	Goldman, Sachs & Co.	Johnson Rice & Company L.L.C.
RBC Capital Markets	Scotiabank / Howard Weil	SunTrust Robinson Humphrey

Junior Co-Managers

Baird	Canaccord Genuity
Stifel	Wunderlich Securities

Prospectus Supplement dated August 8, 2013

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering.

        If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with the additional information described under the heading "Where You Can Find More Information."

        We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

        We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted.

        You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the dates of this prospectus supplement or the accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important that you read and consider all of the information in this prospectus supplement and the information contained in the accompanying prospectus and any other document incorporated by reference in making your investment decision.

        Unless indicated otherwise in this prospectus supplement or the context requires otherwise:

  •
  all references to "Halcón," "Company," "us," "we," "our," or "ours," refer to Halcón Resources Corporation and its consolidated subsidiaries;

  •
  all references to the "Williston Basin Assets" refer to our acquisition of approximately 81,000 net acres prospective for the Bakken and Three Forks formations primarily located in Williams, Mountrail, McKenzie and Dunn Counties, North Dakota on December 6, 2012;

  •
  all references to "GeoResources" refer to GeoResources, Inc. and its consolidated subsidiaries;

  •
  all references to the "GeoResources Merger" refer to our acquisition of GeoResources through a merger of GeoResources into one of our wholly owned subsidiaries, effective August 1, 2012;

  •
  all references to the "East Texas Assets" refer to our acquisition of operated interests in 20,628 net acres of oil and gas leasehold prospective for the Woodbine formation in East Texas, which was completed on August 3, 2012;

  •
  all references to the "Eagle Ford Properties" refer to the properties located in Fayette and Gonzales Counties, Texas that lie within the vicinity of properties owned by Petrohawk Energy Corporation at the time of its acquisition by BHP Billiton in August 2011; and

  •
  all references to the "HALRES Transaction" refer to the recapitalization of the Company by HALRES LLC (formerly Halcón Resources, LLC), a privately held company founded by Floyd C. Wilson, with a $550.0 million investment structured as the purchase of $275.0 million in new common stock, a $275.0 million 8% senior unsecured convertible note due 2017 and five-year warrants to purchase up to an additional 36.7 million shares of our common stock at an exercise price of $4.50 per share, which closed on February 8, 2012.

S-ii

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement with the SEC under the Securities Act of 1933, as amended (the "Securities Act") that registers the offer and sale of the shares of our common stock covered by this prospectus supplement. The registration statement, including the attached exhibits, contains additional relevant information about us. In addition, we file annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission, or "SEC." Our SEC filings are available to the public over the Internet at the SEC's web page site at www.sec.gov. You also may read and copy any document we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Reports and other information concerning us can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our common stock is listed and traded on the New York Stock Exchange under the trading symbol "HK."

        The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), excluding information under Item 2.02 or 7.01 furnished in Current Reports on Form 8-K, until we sell all of the securities:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

  •
  our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013 and June 30, 2013; and

  •
  our Current Reports on Form 8-K filed with the SEC on January 15, 2013, January 23, 2013, January 30, 2013, March 4, 2013, March 8, 2013, April 3, 2013, May 8, 2013, May 14, 2013, May 29, 2013, June 12, 2013, June 17, 2013, June 18, 2013, July 10, 2013, August 1, 2013 and August 7, 2013.

        The audited financial statements for GeoResources and its subsidiaries and for SBE Partners, LP for the years ended December 31, 2011 and 2010 are incorporated herein by reference to Exhibits 99.3 and 99.4, respectively, to our Current Report on Form 8-K/A filed with the SEC on September 11, 2012.

        The statements of revenues and direct operating expenses for the East Texas Assets for the period from February 1, 2011 through December 31, 2011 are incorporated herein by reference to Exhibit 99.2 to our Current Report on Form 8-K filed with the SEC on June 25, 2012.

        The statements of revenues and direct operating expenses for the Williston Basin Assets for the three years in the period ended December 31, 2011 are incorporated herein by reference to Exhibit 99.2 to our Current Report on Form 8-K filed with the SEC on October 22, 2012.

        You may request a copy of all incorporated filings at no cost, by making written or telephone requests for such copies to:

Halcón Resources Corporation
Attention: Investor Relations
1000 Louisiana St., Suite 6700
Houston, Texas 77002
Phone: (832) 538-0300
investorrelations@halconresources.com

S-iii

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, concerning, among other things, planned capital expenditures, potential increases in oil and natural gas production, the number and location of wells to be drilled in the future, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as "may," "expect," "estimate," "project," "plan," "objective," "believe," "predict," "intend," "achievable," "anticipate," "will," "continue," "potential," "should," "could," and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements. You should consider carefully the risks discussed under the "Risk Factors" section of this prospectus supplement, as well as those described in our Annual Report on Form 10-K for the year ended December 31, 2012, our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, and the other disclosures contained or incorporated by reference herein and therein, which describe factors that could cause our actual results to differ from those anticipated in the forward-looking statements, including, but not limited to, the following factors:

  •
  our ability to successfully integrate acquired oil and natural gas businesses and operations;

  •
  the possibility that acquisitions may involve unexpected costs or delays, will not achieve intended benefits and will divert management's time and energy, which could have an adverse effect on our financial position, results of operations, or cash flows;

  •
  we have substantial indebtedness and may incur more debt, subject to any borrowing limitations; higher levels of indebtedness make us more vulnerable to economic downturns and adverse developments in our business;

  •
  our ability to successfully develop our large inventory of undeveloped acreage in our resource plays;

  •
  access to and availability of water and other treatment materials to carry out planned fracture stimulations in our resource plays;

  •
  access to adequate gathering systems, transportation take-away capacity to move our production to market and marketing outlets to sell our production at market prices which is necessary to fully execute our capital program;

  •
  our ability to generate sufficient cash flow from operations, borrowings or other sources to enable us to fully develop our undeveloped acreage positions;

  •
  volatility in commodity prices for oil and natural gas;

  •
  our ability to replace oil and natural gas reserves;

  •
  the presence or recoverability of estimated oil and natural gas reserves and actual future production rates and associated costs;

  •
  the potential for production decline rates for our wells to be greater than we expect;

  •
  our ability to retain key members of senior management and key technical employees;

  •
  competition, including competition for acreage in resource play holdings;

  •
  environmental risks;

S-iv

  •
  drilling and operating risks;

  •
  exploration and development risks;

  •
  the possibility that the industry may be subject to future regulatory or legislative actions (including any additional taxes and changes in environmental regulation);

  •
  general economic conditions, whether internationally, nationally or in the regional and local market areas in which we do business, may be less favorable than expected, including the possibility that economic conditions in the United States will worsen and that capital markets are disrupted, which could adversely affect demand for oil and natural gas and make it difficult to access financial markets;

  •
  the cost and availability of goods and services, such as drilling rigs, fracture stimulation services and tubulars;

  •
  social unrest, political instability or armed conflict in major oil and natural gas producing regions outside the United States, such as the Middle East, and acts of terrorism or sabotage;

  •
  other economic, competitive, governmental, regulatory, legislative, including federal, state and tribal regulations and laws, geopolitical and technological factors that may negatively impact our business, operations or pricing;

  •
  the insurance coverage maintained by us may not adequately cover all losses that may be sustained in connection with all oil and natural gas activities;

  •
  title to the properties in which we have an interest may be impaired by title defects;

  •
  senior management's ability to execute our plans to meet our goals; and

  •
  our dependency on the skill, ability and decisions of third party operators of the oil and natural gas properties in which we have a non-operated working interest.

        All forward-looking statements are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

S-v

SUMMARY

        This summary highlights some of the information contained elsewhere in this prospectus supplement, or incorporated by reference herein and does not contain all of the information that may be important to you. You should read this entire prospectus supplement, the accompanying prospectus and the information incorporated by reference herein before making an investment decision. You should carefully consider the information set forth under "Risk Factors" beginning on page S-12 of this prospectus supplement as well as those risks described in our Annual Report on Form 10-K for the year ended December 31, 2012 and in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013. In addition, certain statements include forward-looking information that involve risks and uncertainties. As used in this prospectus supplement, except where the context otherwise requires, "pro forma" and "on a pro forma basis" mean that the information is presented on a pro forma basis to give effect to the GeoResources Merger effective August 1, 2012, the acquisition of the East Texas Assets completed on August 3, 2012, the acquisition of the Williston Basin Assets completed on December 6, 2012 (including the issuance of 8% Automatically Convertible Preferred Stock), the issuance of $750.0 million of 9.75% senior notes on July 16, 2012, the private placement of approximately 41.9 million shares of our common stock and the issuance of $750.0 million of 8.875% senior notes on November 6, 2012, in each case as if such transactions had occurred on January 1, 2012. See "Cautionary Statement Regarding Forward-Looking Statements." We have provided definitions for certain oil and natural gas terms used in this prospectus supplement in the "Glossary of Oil and Natural Gas Terms."

Halcón Resources Corporation

Overview

        We are an independent energy company focused on the acquisition, production, exploration and development of onshore oil and liquids-rich natural gas assets in the United States. We were incorporated in Delaware on February 5, 2004 and were recapitalized on February 8, 2012. Historically, our producing properties have been located in basins with long histories of oil and natural gas operations. During 2012 we focused our efforts on the acquisition of undeveloped leasehold and producing properties in selected prospect areas and now have an extensive drilling inventory in multiple basins that we believe allows for multiple years of profitable production growth and provides us with broad flexibility to direct our capital resources to projects with the greatest potential returns.

        At December 31, 2012, our estimated total proved oil and natural gas reserves were approximately 108.8 MMBoe, of which 85% were oil and NGLs and 47% were proved developed. Average net daily production for the quarter ended June 30, 2013 was 29,165 Boe/d, of which 88% was oil and NGLs. We maintain operational control of approximately 93% of our estimated proved reserves.

        Our oil and natural gas assets consist of a combination of undeveloped acreage positions in unconventional liquids-rich basins/fields and mature liquids-weighted reserves and production in more conventional basins/fields. We have mature oil and natural gas reserves located primarily in Texas, North Dakota, Louisiana, Oklahoma and Montana. We have acquired acreage and may acquire additional acreage in the Bakken/Three Forks formations in North Dakota and Montana, the Eagle Ford formation in East Texas, the Utica/Point Pleasant formations in Ohio and Pennsylvania, the Woodbine formation in East Texas, the Tuscaloosa Marine Shale formation in Louisiana and the Wilcox formation in East Texas and Louisiana, as well as several other areas.

Description of Our Properties

Core Resource Plays

        At December 31, 2012, our estimated proved reserves in our core resource plays were approximately 75.6 MMBoe, of which 92% were oil and NGLs and 38% were proved developed. In general, our core resource plays are characterized by high oil and liquids-rich natural gas content in thick, continuous sections of source rock that we believe can provide repeatable drilling opportunities and significant initial production rates. Our core resource plays are as follows:

Bakken/Three Forks Formations

        We have working interests in approximately 150,000 total net acres currently prospective for the Bakken/Three Forks formations in the Williston Basin. There are multiple initiatives underway to lower well costs and improve reserve recoveries in our operated project areas. We expect to operate an average of six rigs in the basin for the remainder of 2013. Our average daily net production for the three months ended June 30, 2013 was 14,959 Boe/d.

East Texas Eagle Ford Formation—El Halcón

        Internally referred to as El Halcón, we have approximately 60,000 net acres leased or under contract across Brazos, Burleson and Robertson Counties in East Texas that we believe is prospective for the Eagle Ford shale. We will focus on defining the play area throughout the balance of 2013, and expect to build an aggregate position of 100,000 to 150,000 net acres over time.

        We expect to operate an average of three to four rigs in the play for the rest of 2013. Our average daily net production for the three months ended June 30, 2013 was 1,640 Boe/d.

Utica/Point Pleasant Formations

        We currently have approximately 142,000 net acres leased or under contract in Trumbull and Mahoning Counties, Ohio, and Mercer, Venango and Crawford Counties, Pennsylvania. We believe the acreage is prospective for the Utica/Point Pleasant formations. Substantially all of our acreage in these areas is either held by production or our leases provide for five years to drill a well plus a renewal option for an additional five year term.

        We have drilled nine wells to date in this area, with one well producing, four wells that have been tested and are shut-in awaiting infrastructure, two wells being tested and two wells resting. We expect to operate one rig in the play throughout the remainder of 2013. Due to infrastructure constraints, combined with our practice of shutting in wells for up to 60 days after completion in an effort to maximize recoveries, we estimate a spud-to-production time of at least 120 days per well.

        The process of delineating our Utica/Point Pleasant acreage is essentially complete, and we are evaluating the results from our first nine wells. We are focused on building an inventory of approved/permitted multi-well pads in preparation for a full scale development program to optimize drilling and completion costs. Our average daily net production for the three months ended June 30, 2013 was 90 Boe/d.

Woodbine Formation

        We currently have approximately 205,000 net acres leased primarily in Leon, Madison, Grimes, and Polk Counties, Texas, that we believe are prospective for the Woodbine and other formations. Capital is being redirected to El Halcón from the Woodbine for the remainder of 2013.

        To date, we have focused our drilling efforts in the core of the Halliday Field in Leon County. A 330 square mile 3D seismic survey is currently underway across parts of Leon, Madison, Grimes and Walker Counties to assist us in further development of this acreage, and we anticipate this data will be available in late 2013. Our average daily net production for the three months ended June 30, 2013 was 3,286 Boe/d.

Non-core Areas

        We also have interests in other non-core areas, including:

  •
  Tuscaloosa Marine Shale in Louisiana

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  Wilcox in East Texas and Southwest Louisiana

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  Midway/Navarro in Southeast Texas

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  Mississippi Lime in Northern Oklahoma

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  Austin Chalk Trend in East Texas

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  Electra-Burkburnett Field in North Texas

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  Fitts-Allen Fields in Central Oklahoma

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  South Texas

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  South Louisiana

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  Permian Basin

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  Other (includes properties in Montana, North Dakota, New Mexico, West Virginia and the Black Warrior Basin in Alabama)

        Our average daily net production for the three months ended June 30, 2013 in these non-core areas was 9,190 Boe/d (including our recently divested Eagle Ford Properties). Subject to market conditions, we intend to divest approximately 4,500 Boe/d of production from certain non-core conventional assets in 2013 and reinvest the proceeds in our core resource plays.

Liquids-Rich Exploratory Plays

        We anticipate we will continue to acquire acreage in undisclosed unconventional exploratory plays as opportunities arise. Our strategy for our exploratory projects is to use our in-house geologic expertise to identify underdeveloped areas that we believe are prospective for oil or liquids-rich production. We can provide no assurance that any exploratory plays, or any wells we subsequently drill in the formations we have targeted for exploration and development, will be successful.

Our Business Strategies

        Our primary objective is to increase shareholder value by growing reserves, production and cash flows. To accomplish this objective, we intend to execute the following business strategies:

  •
  Develop Our Resource-Focused Acreage Positions as Operator Using Our Proven Development Expertise.    We plan to leverage our management team's expertise and the latest available technologies to develop our properties, with a focus on repeatable resource plays. We expect to be the operator for the majority of our acreage, which gives us more control over timing, execution and costs. It also allows us to adjust our capital expenditure plans based on drilling results and the economic environment. Our leasing strategy is to pursue long-term contracts that allow us to maintain flexible development plans and avoid short-term obligations to drill wells as have been common in other resource plays. As operator, we will also be able to evaluate industry drilling results to implement improved operating practices which may enhance our initial production rates, ultimate recovery factors and rate of return on invested capital. We currently have 10 operated rigs running in our core resource plays.

  •
  Manage Our Property Portfolio Actively.    We continually evaluate our property base to identify non-core, higher cost or lower volume producing properties with limited development potential.

    This strategy allows us to focus on a portfolio of core properties with significant potential to increase our proved reserves and production. We expect that divestitures of non-core assets will provide us with cash to reinvest in our business and repay debt we may incur, reducing our reliance on the capital markets for financing.

  •
  Maintain Strong Balance Sheet and Financial Flexibility.    We believe our cash, internally generated cash flows, expected increases in borrowing capacity, asset sales and access to the capital markets will provide us with sufficient liquidity to execute our current capital program and strategy. We have no near-term debt maturities. Our management team has a proven track record of issuing equity and debt, and selling non-core assets to maintain a strong balance sheet, including raising equity and selling assets during the 2008-2009 financial crisis to responsibly fund a large capital expenditure budget. Since February 2012, Halcón has issued in the aggregate approximately $2.8 billion of equity and $2.3 billion of debt securities. We also employ a hedging program to reduce the variability of our cash flows used to support our capital spending.

Our Competitive Strengths

        We have a number of competitive strengths that we believe will allow us to successfully execute our business strategies:

  •
  Proven Management Team with Significant Ownership Stake.    Our management team and technical professionals, including geologists and engineers, have decades of combined experience in the industry. Our management team has successfully founded, grown, operated and sold companies in this industry sector. Floyd C. Wilson previously was Chairman and Chief Executive Officer of Petrohawk Energy Corporation, which was acquired by BHP Billiton in August 2011, Chairman and Chief Executive Officer of 3TEC Energy Corporation, which was acquired by Plains Exploration & Production Company in 2003, and Chairman and Chief Executive Officer of Hugoton Energy Corporation, which was acquired by Chesapeake Energy Corporation in 1998.

  •
  Geographically and Geologically Diverse Asset Base.    Our proved reserves, production and resource potential are located in concentrated positions within multiple onshore U.S. basins. These basins provide exposure to a variety of reservoir formations, each of which has its own characteristics that impact the costs to drill, complete and operate as well as the composition (and therefore value) of our production and reserves. We believe that this geographic diversity provides us with broad flexibility to direct our capital resources to projects with the greatest potential returns and access to multiple key end markets which mitigates our exposure to temporary price dislocations in any one market.

  •
  Extensive Experience in Resource Plays.    Our team has significant experience in all aspects of the development of resource plays. Under Mr. Wilson's leadership, Petrohawk, 3TEC and Hugoton improved drilling times and reserve recoveries through innovation, the use of new technologies and a focus on controlling costs. While at Petrohawk, in developing the early shale plays, our technical team also acquired considerable expertise that is relevant in our evaluation of new opportunities. In addition to their core strength in exploration and production, our personnel have experience in building midstream infrastructure and have managed oilfield service activities. For example, Petrohawk developed extensive midstream systems serving the Eagle Ford Shale and the Haynesville Shale in order to accommodate its rapid growth in production volumes.

  •
  Strong Technical Team.    We believe that there are certain competitive advantages to be gained by employing a highly skilled technical staff. Similar to prior ventures, the technical staff (including field personnel) currently represents a majority of Halcón's employee base. This team has significant experience and expertise in applying the most sophisticated technologies used in conventional and unconventional resource style plays, including 3-D seismic interpretation capabilities, horizontal drilling, deep onshore drilling, comprehensive multi-stage hydraulic fracture stimulation programs, and other exploration, production, and processing technologies. We believe this technical expertise is partly responsible for our management team's strong track record of successful exploration and development, including new discoveries and defining core producing areas in emerging plays.

Recent Developments

2013 Leasing and Acquisition Activity

        We have continued to expand our operating footprint in each of our core focus areas during 2013 through targeted leasing and acquisition efforts. We have closed on leasehold and property acquisitions totaling approximately $409.3 million through July 15, 2013, which includes our acquisition of the Bakken Assets described below. The majority of this acquisition activity has been focused on our East Texas Eagle Ford—El Halcón area, but we have also been active in the Bakken/Three Forks and Utica/Point Pleasant areas.

Issuance of Convertible Preferred Stock

        On June 18, 2013, we issued and sold 345,000 shares of our 5.75% Series A Cumulative Perpetual Convertible Preferred Stock, which we refer to as our "convertible preferred stock," in a registered public offering at a price of $1,000.00 per share. The sale of our convertible preferred stock resulted in approximately $335.5 million of net proceeds, which were used to repay a portion of the borrowings under our revolving credit facility.

Acquisition of Bakken Assets

        On July 15, 2013, we closed on the acquisition of 18,569 net acres, which we refer to as the "Bakken Assets," from a non-operated working interest partner on our operated acreage in the New Home II area in Williams County, North Dakota for approximately $76.0 million, including closing adjustments. This transaction had an effective date of March 1, 2013.

Sale of Eagle Ford Properties

        On July 19, 2013, we completed the sale of our interest in the Eagle Ford Properties in Fayette and Gonzales Counties, Texas, previously acquired as part of the GeoResources Merger, to private buyers for estimated proceeds of approximately $144.1 million, before pre-closing and post-closing adjustments. These properties produced an average of 1,811 Boe/d in the second quarter of 2013. Estimated proved reserves and PV-10 associated with these assets as of December 31, 2012 were 3.6 MMboe and $95.1 million, respectively. The transaction had an effective date of January 1, 2013.

Amendments to Our Credit Agreement

        On April 26, 2013, we entered into a third amendment to our credit agreement, which provides, among other things, additional flexibility under certain affirmative and negative covenants.

        On May 8, 2013, we entered into a fourth amendment to our credit agreement, which provides for EBITDA to be annualized for the balance of calendar year 2013 for purposes of measuring compliance with the interest coverage test. Specifically, (i) for the fiscal quarter ended June 30, 2013, the Interest Coverage Ratio shall be calculated by utilizing EBITDA for the three month period then ended multiplied by 4; (ii) for the fiscal quarter ending September 30, 2013, the Interest Coverage Ratio shall be calculated by utilizing EBITDA for the six month period then ended multiplied by 2; and (iii) for the fiscal quarter ending December 31, 2013, the Interest Coverage Ratio shall be calculated by utilizing EBITDA for the nine month period then ended multiplied by 4/3.

        On June 11, 2013, we entered into a fifth amendment to our credit agreement that provides, among other things, that we may pay cash dividends to holders of our preferred capital stock.

        Effective July 19, 2013, the borrowing base under our revolving credit facility was reduced by $40.0 million from $850.0 million to $810.0 million in connection with, and as a result, of the sale of our Eagle Ford Properties. If the concurrent notes offering is completed, the borrowing base will be reduced by $0.25 for every $1.00 of stated principal amount of the notes (without regard to any initial issue discount). The next scheduled redetermination of the borrowing base is on November 1, 2013.

Concurrent Notes Offering

        Concurrently with this offering, we have commenced a private offering of $400.0 million in aggregate principal amount of a new issue of 9.25% senior notes due 2022, in an offering we refer to herein as "concurrent notes offering." These notes are being offered only to qualified institutional buyers in accordance with Rule 144A under the Securities Act and to certain persons outside the United States in accordance with Regulation S under the Securities Act. The notes will not be registered under the Securities Act or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and applicable state securities laws. This prospectus supplement shall not be deemed to be an offer to sell or a solicitation of an offer to buy the securities offered in the concurrent notes offering. We cannot give any assurance that the concurrent notes offering will be completed. The closing of this offering is not contingent upon the closing of the concurrent notes offering.

2013 Drilling and Completion Budget

        Our 2013 drilling and completion budget is approximately $1.375 billion, of which $866.0 million has been expended through June 30, 2013. We expect to fund our 2013 drilling and completion budget with cash on hand, borrowings under our revolving credit facility, proceeds from property sales and cash flows from operations. We strive to maintain financial flexibility and may access capital markets as necessary to facilitate drilling on our large undeveloped acreage position and permit us to selectively expand our acreage position and infrastructure projects. Our 2013 drilling and completion budget is subject to change depending upon a number of factors, including economic and industry conditions at the time of drilling, prevailing and anticipated prices for oil, natural gas liquids and natural gas, the results of our development and exploration efforts, the availability of sufficient capital resources, our financial results, the availability and cost of drilling rigs and related services and our ability to obtain required permits.

THE OFFERING

Issuer	Halcón Resources Corporation, a Delaware corporation.
Common Stock Offered by the Issuer	38,000,000 shares of our common stock, or 43,700,000 shares of our common stock if the underwriters exercise their option to purchase additional shares of common stock in full.
Common Stock Outstanding After this Offering	408,092,643 shares of our common stock, or 413,792,643 shares of our common stock if the underwriters exercise their option to purchase additional shares of common stock in full.
Use of Proceeds
We estimate that the net proceeds from this offering will be approximately $187.2 million (or $215.2 million if the underwriters exercise their option to purchase additional shares of our common stock in full), after deducting the underwriters' discounts and estimated offering expenses.

We intend to use the net proceeds from this offering, together with the net proceeds from the concurrent notes offering, if any, to repay a portion of the outstanding borrowings under our revolving credit facility, which has been, and will continue to be, drawn upon to partially fund acquisitions of both leasehold and producing properties in core areas.
See "Use of Proceeds" for more information.
Conflicts of Interest
We intend to use at least 5% of the net proceeds of this offering to repay indebtedness owed by us to certain affiliates of the underwriters who are lenders under our revolving credit facility. For more information, see "Conflicts of Interest."
New York Stock Exchange Symbol for our Common Stock	Our common stock is listed for trading on the New York Stock Exchange under the symbol "HK."

RISK FACTORS

        Investment in our common stock involves certain risks. You should carefully consider the risk factors and other cautionary statements contained in this prospectus supplement, including those described under "Risk Factors" beginning on page S-12 of this prospectus supplement, and the risk factors described under the heading "Risk Factors" included in our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, along with the other information set forth or incorporated by reference in this prospectus supplement.

 SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

        The following table shows both historical and pro forma information about our results of operation and historical information about our financial condition. The historical statements of operations and balance sheet information is derived from our audited financial statements as of and for the year ended December 31, 2012 and our unaudited financial statements as of and for the six months ended June 30, 2012 and 2013. The pro forma statements of operations information for the year ended December 31, 2012 gives effect to the following transactions as if they had become effective on January 1, 2012:

  •
  the July 16, 2012 issuance of $750.0 million of 9.75% senior unsecured notes due 2020;

  •
  the GeoResources Merger, which was completed on August 1, 2012;

  •
  the acquisition of the East Texas Assets, which was completed on August 3, 2012;

  •
  the November 6, 2012 issuance of $750.0 million of 8.875% senior notes due 2021;

  •
  the acquisition of the Williston Basin Assets (including the issuance of 8% Automatically Convertible Preferred Stock), which was completed on December 6, 2012; and

  •
  the private placement of approximately 41.9 million shares of our common stock for gross proceeds of $300.0 million, which was completed on December 6, 2012.

        We refer to the pro forma statements of operations information in this prospectus supplement as pro forma financial information. The pro forma financial information does not give effect to the January 14, 2013 issuance of $600.0 million of additional 8.875% senior notes due 2021, the June 18, 2013 issuance of 345,000 shares of our convertible preferred stock, the July 15, 2013 acquisition of the Bakken Assets for $76.0 million, the July 19, 2013 sale of our interest in the Eagle Ford Properties for approximately $144.1 million, the concurrent notes offering, or the shares of our common stock offered hereby.

        The following table should be read together with, and is qualified in its entirety by, our historical financial statements, including the notes thereto, and the more detailed unaudited pro forma condensed financial information, including the notes thereto, incorporated by reference in this prospectus supplement.

        The unaudited pro forma financial information, while helpful in illustrating the financial characteristics of Halcón using certain assumptions, does not reflect the impact of possible revenue enhancements, expense efficiencies and asset dispositions, among other factors that may result as a consequence of the pro forma transactions described above and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what Halcón's historical results would have been had the pro forma transactions described above occurred during these periods.

	Historical			Pro Forma
Statements of Operations Data: ($ in millions)	Twelve Months Ended December 31, 2012	Six Months Ended June 30, 2012	Six Months Ended June 30, 2013	Twelve Months Ended December 31, 2012
Operating revenues:
Oil, natural gas and natural gas liquids sales:
Oil	$223.0	$43.4	$383.3	$550.7
Natural gas	12.5	3.0	12.5	22.2
Natural gas liquids	11.1	3.8	8.1	14.7

Total oil, natural gas and natural gas liquids sales	246.6	50.2	403.9	587.6
Other	1.4	0.1	1.3	20.1

Total operating revenues	248.0	50.3	405.2	607.7

Operating expenses:
Production:
Lease operating	49.9	15.9	57.1	82.7
Workover and other	4.4	1.3	2.3	6.6
Taxes other than income	19.3	3.9	36.0	49.2
Gathering and other	—	0.1	3.1	—
Restructuring	2.4	1.0	0.5	2.4
General and administrative	111.4	33.2	65.1	84.6
Depletion, depreciation and accretion	90.3	11.9	177.2	263.0

Total operating expenses	277.7	67.3	341.3	488.5

Income (loss) from operations	(29.7)	(17.0)	63.9	119.2
Other income (expenses):
Interest expense and other, net	(31.3)	(17.2)	(10.6)	(46.1)
Net gain (loss) on derivative contracts	(6.1)	8.7	15.6	3.2

Total other income (expenses)	(37.4)	(8.5)	5.0	(42.9)

Income (loss) before income taxes	(67.1)	(25.5)	68.9	76.3
Income tax benefit (provision)	13.2	(0.2)	(26.4)	(41.5)

Net income (loss)	(53.9)	(25.7)	42.5	34.8
Non-cash preferred dividend	(88.4)	(88.4)	—	(155.2)
Series A preferred dividends	—	—	(0.7)	—

Net income (loss) available to common stockholders	$(142.3)	$(114.1)	$41.8	$(120.4)

	Historical
Cash Flow Data: ($ in millions)	Twelve Months Ended December 31, 2012	Six Months Ended June 30, 2012	Six Months Ended June 30, 2013
Net cash provided by (used in) operating activities	$118.2	$(2.7)	$229.9
Net cash provided by (used in) investing activities	(2,866.3)	(500.8)	(1,165.8)
Net cash provided by (used in) financing activities	2,750.6	722.7	936.4

	Historical
Balance Sheet Data: ($ in millions)	As of December 31, 2012	As of June 30, 2012	As of June 30, 2013
Current assets	$287.9	$242.2	$296.2
Net oil and natural gas properties	4,407.6	683.6	5,390.5
Total assets	5,041.0	994.8	6,166.9
Current liabilities	678.0	38.2	714.7
Long-term debt	2,034.5	242.6	2,713.9
Stockholders' equity	1,398.0	680.9	2,481.8

 SUMMARY RESERVES AND OPERATING DATA

        The following table sets forth summary information with respect to our estimated proved oil, NGL and natural gas reserves as of December 31, 2012. This information was derived from a report dated January 31, 2013 prepared by Netherland, Sewell & Associates, Inc., our independent petroleum reserve engineering firm. This report was prepared in accordance with SEC rules relating to oil and natural gas reserve reporting using unweighted average first-day-of-the-month prices for oil, NGLs and natural gas for the year ended December 31, 2012.

Estimated Proved Reserves as of December 31, 2012
Oil (MBbls)	87,378
NGL (MBbls)	5,383
Natural Gas (MMcf)	96,145
Total Proved Reserves (MBoe)(1)	108,785
% Oil and NGLs	85%
Proved Developed (MBoe)(1)	51,399
% Developed	47%
Proved Undeveloped (MBoe)(1)	57,386
% Undeveloped	53%
Standardized Measure (in millions)	$1,954.1

(1)
Based on an equivalent ratio of one barrel of oil and NGLs to six Mcf of natural gas based on industry accepted relative energy content, which ratio does not reflect equivalent value of such reserves.

        The following table sets forth summary historical information with respect to our net oil, NGLs and natural gas production for the year ended December 31, 2012 and the three months ended June 30, 2013, respectively.

	Historical Production
	Twelve Months Ended December 31, 2012	Three Months Ended June 30, 2013
Oil (MBbls)	2,415	2,212
NGLs (MBbls)	268	129
Natural Gas (MMcf)	4,554	1,881
Total (Mboe)(1)	3,442	2,654

(1)
Based on an equivalent ratio of one barrel of oil and NGLs to six Mcf of natural gas.

RISK FACTORS

        The following risk factors have been prepared after giving effect to the offering of our common stock described in this prospectus supplement. You should carefully consider the risk factors described below, together with the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2012 and in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, before you decide to purchase any of our common stock. The risks described below are the material risks of which we are currently aware; however, they may not be the only risks that we may face. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also impair our business operations. Any of these risks could materially and adversely affect our business, financial condition, results of operations and cash flows. In that case, you may lose all or part of your investment.

The price of our common stock may fluctuate significantly, which could negatively affect us and holders of our common stock.

        The trading price of our common stock may fluctuate significantly in response to a number of factors, many of which are beyond our control. For instance, if our financial results are below the expectations of securities analysts and investors, the market price of our common stock could decrease, perhaps significantly. Other factors that may affect the market price of our common stock include:

  •
  actual or anticipated fluctuations in our quarterly results of operations;

  •
  liquidity;

  •
  sales of common stock by our stockholders;

  •
  changes in oil and natural gas prices;

  •
  changes in our cash flow from operations or earnings estimates;

  •
  publication of research reports about us or the oil and natural gas exploration and production industry generally;

  •
  increases in market interest rates which may increase our cost of capital;

  •
  changes in applicable laws or regulations, court rulings, and enforcement and legal actions;

  •
  changes in market valuations of similar companies;

  •
  adverse market reaction to any indebtedness we incur in the future;

  •
  additions or departures of key management and technical personnel;

  •
  actions by our stockholders;

  •
  commencement of, or involvement in, litigation;

  •
  adverse environmental incidents, such as uncontrollable flows of natural gas, oil, brine, well fluids, toxic gas or other pollution into the environment, including groundwater contamination;

  •
  news reports relating to trends, concerns, technological or competitive developments, regulatory changes, and other related issues in our industry;

  •
  speculation in the press or investment community regarding our business or the oil and natural gas exploration and production industry generally;

  •
  general market and economic conditions; and

  •
  domestic and international economic, legal and regulatory factors unrelated to our performance.

        In addition, the U.S. securities markets have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Market fluctuations and broad market, economic, and industry factors may negatively affect the price of our common stock, regardless of our operating performance. You may not be able to sell your shares of our common stock at or above the public offering price, or at all. Any volatility or a significant decrease in the market price of our common stock could also negatively affect our ability to make acquisitions using common stock. Further, if we were to be the object of securities class action litigation as a result of volatility in the price of our common stock or for other reasons, it could result in substantial costs and diversion of our management's attention and resources, which could negatively affect our financial results.

Our stockholders will experience dilution as a result of this offering and they may experience further dilution if we issue additional common stock.

        The issuance of our common stock in this offering will have a dilutive effect on our earnings per share. Any additional future issuances of our common stock will reduce the percentage of our common stock owned by investors purchasing shares in this offering who do not participate in those future issuances. Stockholders generally will not be entitled to vote on whether or not we issue additional common stock. In addition, depending on the terms and pricing of an additional offering of our common stock and the value of our properties, our stockholders may experience dilution in both the book value and fair value of their shares.

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and our ability to raise funds in new stock offerings.

        Sales by us or our stockholders of a substantial number of shares of our common stock in the public markets following this offering, or the perception that these sales might occur, could cause the market price of our common stock to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities.

        We may issue common stock or other equity securities senior to our common stock in the future for a number of reasons, including to finance our operations and growth plans, to adjust our ratio of debt-to-equity, to satisfy our obligations upon the exercise of options, or for other reasons. We cannot predict the effect, if any, that future sales or issuances of shares of our common stock or other equity securities, or the availability of shares of common stock or such other equity securities for future sale or issuance, will have on the trading price of our common stock.

USE OF PROCEEDS

        We estimate the net proceeds of this offering will be approximately $187.2 million (or $215.2 million if the underwriters exercise their option to purchase additional shares of our common stock in full) after deducting the underwriters' discounts and estimated offering expenses. We intend to use the net proceeds from this offering, together with the net proceeds from the concurrent notes offering, if any, to repay a portion of the outstanding borrowings under our revolving credit facility, which has been, and will continue to be, drawn upon to partially fund acquisitions of both leasehold and producing properties in core areas. Borrowings under our revolving credit facility bear interest at LIBOR plus a margin ranging from 1.5% to 2.5% or at ABR plus 0.5% to 1.5% in each case based on a percentage of usage. Amounts repaid under our revolving credit facility may be reborrowed, subject to the terms of the facility. Our revolving credit facility matures on February 8, 2017. Affiliates of each of the underwriters are lenders under our revolving credit facility, and, accordingly, will receive a portion of the proceeds from this offering pursuant to the repayment of borrowings under such facility. See "Conflicts of Interest."

 CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 2013 on an actual basis and as adjusted to reflect this offering, the concurrent notes offering, and the application of the aggregate net proceeds therefrom. This table should be read in conjunction with "Use of Proceeds," "Summary—Summary Historical and Pro Forma Financial Data" and the other financial information incorporated by reference in this prospectus supplement.

	As of June 30, 2013
($ in millions)	Actual	As Adjusted
Cash	$3.1	$239.5	(1)

Long-term debt
Revolving credit facility(1)	343.0	—
8% senior unsecured convertible note due 2017(2)	255.5	255.5
9.75% senior notes due 2020(3)	740.7	740.7
8.875% senior notes due 2021(4)	1,373.4	1,373.4
9.25% senior notes due 2022(5)	—	400.0
Deferred premiums on derivative contracts	1.4	1.4

Total long-term debt	$2,714.0	$2,771.0
Stockholders' equity
5.75% convertible preferred stock, $0.0001 par value, 345,000 shares outstanding; aggregate liquidation preference of $345.0 million	—	—
Common stock, $0.0001 par value, 670.0 million shares authorized, 370.1 million shares outstanding and 408.1 million shares outstanding, as adjusted(6)	—	—
Additional paid-in capital	2,713.7	2,900.9
Accumulated deficit	(231.9)	(231.9)

Total stockholders' equity	$2,481.8	$2,669.0

Total capitalization	$5,195.8	$5,440.0

(1)
As of August 6, 2013, we had approximately $641.2 million in borrowings outstanding under our revolving credit facility. As adjusted cash includes cash that will be used to repay borrowings outstanding under our revolving credit facility subsequent to June 30, 2013.

(2)
The 8% senior unsecured convertible note due 2017 is reflected net of an unamortized discount from the initial principal amount of approximately $34.2 million as of June 30, 2013.

(3)
$750.0 million principal amount, net of a $9.3 million unamortized discount at June 30, 2013.

(4)
Includes $1.35 billion principal amount, including the net $23.4 million issue premium on such notes at June 30, 2013.

(5)
$400.0 million principal amount. Assumes successful completion of the concurrent notes offering. We cannot give any assurance that the concurrent notes offering will be completed. The closing of this offering is not contingent upon the closing of the concurrent notes offering.

(6)
As adjusted for the shares of our common stock offered hereby. Assumes that the underwriters do not exercise their option to purchase additional shares of our common stock to cover over-allotments.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Dividend Policy

        The holders of our common stock are entitled to receive dividends if and when declared by our board of directors out of legally available funds. We have never paid any cash dividends on our common stock. We do not expect to declare or pay any cash or other dividends in the foreseeable future on our common stock. The agreements governing our revolving credit facility and our senior unsecured debt restrict our ability to pay cash dividends on our common stock, and we may also enter into credit agreements or other borrowing arrangements in the future that restrict our ability to declare cash dividends on our common stock.

        The holders of our convertible preferred stock are entitled to receive, when, as and if declared by our board of directors, cumulative dividends at the rate of 5.75% per annum on the liquidation preference of $1,000.00 per share of convertible preferred stock, payable quarterly in arrears on each dividend payment date. Dividends may be paid in cash or, where freely transferable by any non-affiliate recipient thereof, in shares of our common stock or a combination thereof, and are payable on March 1, June 1, September 1 and December 1 of each year, commencing on September 1, 2013. As of June 30, 2013, cumulative, undeclared dividends on the convertible preferred stock amount to approximately $0.7 million.

Price Range of Our Common Stock

        Our common stock trades on the NYSE under the symbol "HK." The following table sets forth the high and low sales prices per share of our common stock on the NYSE for the periods indicated. The high and low sale prices for periods prior to February 10, 2012 have been adjusted to reflect the one-for-three reverse split of our outstanding common stock that occurred on such date.

	High	Low
2011:
First Quarter	$7.74	$4.59
Second Quarter	6.66	3.48
Third Quarter	3.90	1.80
Fourth Quarter	9.72	1.95
2012:
First Quarter	$13.35	$8.19
Second Quarter	11.24	8.21
Third Quarter	9.70	6.26
Fourth Quarter	7.50	5.26
2013:
First Quarter	$8.28	$6.22
Second Quarter	8.12	4.92
Third Quarter (through August 6, 2013)	6.44	5.41

        On August 6, 2013, the closing sale price of our common stock as quoted on the NYSE was $6.02 per share.

 MANAGEMENT

        Our executive officers and directors are as follows:

Name	Age	Position(s) held
Floyd C. Wilson	66	Chairman of the Board and Chief Executive Officer
Stephen W. Herod	54	President
Mark J. Mize	41	Executive Vice President, Chief Financial Officer and Treasurer
Charles E. Cusack, III	54	Executive Vice President, Chief Operating Officer
David S. Elkouri	59	Executive Vice President, General Counsel
Larry L. Helm	65	Executive Vice President, Corporate Affairs
Joseph S. Rinando, III	41	Vice President, Chief Accounting Officer
Tucker S. Bridwell(1),(4)	61	Director
James W. Christmas(2),(3)	65	Director
Thomas R. Fuller(2),(4)	65	Director
Kevin E. Godwin(3)	46	Director
David S. Hunt(4)	50	Director
James L. Irish III*(3)	69	Director
David B. Miller	63	Director
Daniel A. Rioux(1),(2)	45	Director
Stephen P. Smiley(1),(3)	64	Director
Michael A. Vlasic(1)	52	Director
Mark A. Welsh IV(2),(4)	33	Director

(1)
Member of the compensation committee.

(2)
Member of the nominating and corporate governance committee.

(3)
Member of the audit committee.

(4)
Member of the reserves committee.

*
Lead Independent Director

        Floyd C. Wilson became our Chairman and Chief Executive Officer in February 2012 as a result of the HALRES Transaction. Prior to February 2012, Mr. Wilson was President of HALRES LLC, an oil and natural gas company that he founded in October 2011. Mr. Wilson served as Chairman of the Board and Chief Executive Officer of Petrohawk Energy Corporation from May 25, 2004 until BHP Billiton acquired Petrohawk for $15.1 billion, including assumed debt, in August 2011. Mr. Wilson also served as President of Petrohawk from May 25, 2004 until September 8, 2009. Prior to May 25, 2004, he was President and Chief Executive Officer of PHAWK, LLC which he founded in June 2003. Mr. Wilson was the Chairman and Chief Executive Officer of 3TEC Energy Corporation from August 1999 until its merger with Plains Exploration & Production Company in June 2003. Mr. Wilson founded W/E Energy Company L.L.C., formerly known as 3TEC Energy Company L.L.C. in 1998 and served as its President until August 1999. Mr. Wilson began his career in the energy business in Houston, Texas in 1970 as a completion engineer. He moved to Wichita, Kansas in 1976 to start an oil and gas operating company, one of several private energy ventures which preceded the formation of Hugoton Energy Corporation in 1987, where he served as Chairman, President and Chief Executive Officer. In 1994, Hugoton completed an initial public offering and was merged into Chesapeake Energy Corporation in 1998.

        Stephen W. Herod has served as President since May 2012. Mr. Herod served as Executive Vice President—Corporate Development and Assistant Secretary of Petrohawk Energy Corporation from August 2005 until BHP Billiton acquired Petrohawk in August 2011. Mr. Herod served as Vice

President—Corporate Development of Petrohawk from May 2004 until August 2005. Prior to joining Petrohawk, Mr. Herod was employed by PHAWK, LLC from its formation in June 2003 until May 2004. He served as Executive Vice President—Corporate Development for 3TEC Energy Corporation from December 1999 until its merger with Plains Exploration & Production Company in June 2003 and as Assistant Secretary from May 2001 until June 2003. Mr. Herod also served as a director of 3TEC from July 1997 until January 2002 and as the Treasurer of 3TEC from 1999 until 2001. From July 1997 to December 1999, Mr. Herod was Vice President—Corporate Development of 3TEC. Mr. Herod served as President and a director of Shore Oil Company from April 1992 until the merger of Shore with 3TEC's predecessor in June 1997. He joined Shore's predecessor as Controller in February 1991. Mr. Herod was employed by Conquest Exploration Company from 1984 until 1991 in various financial management positions, including Operations Accounting Manager. From 1981 to 1984, Superior Oil Company employed Mr. Herod as a financial analyst.

        Mark J. Mize has served as Executive Vice President, Chief Financial Officer and Treasurer since February 2012. Mr. Mize served as Executive Vice President—Chief Financial Officer and Treasurer of Petrohawk Energy Corporation from August 2007 until BHP Billiton acquired Petrohawk in August 2011. Mr. Mize served as the Chief Ethics Officer and Insider Trading Compliance Officer for Petrohawk until June 2009. Additionally, he served as Vice President, Chief Accounting Officer and Controller at Petrohawk from July 2005 until August 2007. Mr. Mize first joined Petrohawk on November 29, 2004 as Controller. Prior to working at Petrohawk, Mr. Mize was the Manager of Financial Reporting of Cabot Oil & Gas Corporation, a public oil and gas exploration company, from January 2003 to November 2004. Prior to his employment at Cabot Oil & Gas Corporation, he was an Audit Manager with PricewaterhouseCoopers LLP from 1996 to 2002. Mr. Mize is a Certified Public Accountant.

        Charles E. Cusack, III has served as Executive Vice President, Chief Operating Officer since May 2013. Mr. Cusack served as Executive Vice President, Exploration from October 2012 to May 2013. His responsibilities include overseeing all of the geological efforts for all of the areas where we are active, as well as bringing in new opportunities. Mr. Cusack served as Vice President—Exploration at Petrohawk Energy Corporation from 2005 until its sale to BHP Billiton in 2011, where he continued his role until joining us in 2012. Prior to joining Petrohawk, he was employed by PHAWK, LLC from its formation in 2003 until 2004. Mr. Cusack held various technical and management positions at 3TEC Energy Corporation, Cockrell Oil, Amerada Hess, Chevron and Tenneco Oil. Mr. Cusack began his career as a geologist with Gulf Oil in 1983 and holds a Bachelor of Science degree in engineering geology from Texas A&M University.

        David S. Elkouri has served as Executive Vice President, General Counsel since May 2012. Mr. Elkouri served as EVP—General Counsel and Secretary of Petrohawk Energy Corporation from 2007 until BHP Billiton acquired Petrohawk in August 2011. He also served as Chief Ethics Officer and Insider Trading Compliance Officer of Petrohawk. From 2004 to 2007, he served as lead outside counsel for Petrohawk. Prior to that, Mr. Elkouri served as lead outside counsel for 3TEC Energy Corporation from 1999 to 2003. He also served as lead outside counsel for Hugoton Energy Corporation from 1994 to 1998. Mr. Elkouri is a co-founder of Hinkle Law Firm LLC where he practiced for 20 years prior to joining Petrohawk. Mr. Elkouri is a graduate of the University of Kansas School of Law where he served as a Research Editor of the Kansas Law Review.

        Larry L. Helm has served as Executive Vice President, Corporate Affairs since February 2013. Mr. Helm served as Executive Vice President—Finance and Administration of Petrohawk Energy Corporation from August 2007 until its sale to BHP Billiton in August 2011, where he served as Vice President—Transition until joining us in 2013. Mr. Helm served as Vice President—Chief Administrative Officer of Petrohawk from July 2004 until August 2005, and as Executive Vice President—Chief Administrative Officer of Petrohawk from August 2005 until August 2007. Prior to serving as an executive officer, Mr. Helm served on Petrohawk's board of directors for approximately two months. Mr. Helm was employed with Bank One Corporation from December 1989 through December 2003. Mr. Helm served as Executive Vice President of Middle Market Banking from October 2001 to December 2003. From April 1998 to August 1999, he served as Executive Vice President of the Energy and Utilities Banking Group. Prior to joining Bank One, he worked for 16 years in the banking industry primarily serving the oil and gas sector. He served as director of 3TEC Energy Corporation from 2000 to June 2003.

        Joseph S. Rinando, III has served as Vice President, Chief Accounting Officer since May 2012. Mr. Rinando initially joined Halcón as Director, Finance in March 2012. Mr. Rinando served as Vice President and Chief Financial Officer of Wilson Industries, a Schlumberger company, since March 2010. Prior to joining Wilson, he served as Executive Vice President and Chief Financial Officer for Foxxe Energy Services, LLC, a private-equity owned international drilling rig contractor, from January 2009 to March 2010. Prior to Foxxe, Mr. Rinando served as Vice President and Corporate Controller of Smith International, Inc. from 2006 through 2009 and as Director of Financial Reporting from 2003 through 2006. From 1995 to 2003, he was in the Energy Practice of PricewaterhouseCoopers, LLP, most recently as an Audit Senior Manager, serving clients focused on exploration and production, natural gas transmission, power and utilities, petrochemicals and refining, and drilling. Mr. Rinando has a BBA in Accounting from Lamar University and is a Certified Public Accountant in the State of Texas.

        Tucker S. Bridwell became a director in February 2012 as a result of the HALRES Transaction. Mr. Bridwell served as a director of Petrohawk Energy Corporation from May 2004 until December 2010. Mr. Bridwell has been the President of Mansefeldt Investment Corporation and the Dian Graves Owen Foundation since September 1997 and manages investments in both entities. He has been in the energy business in various capacities for over 27 years, focusing on oil and gas private equity and public oil and gas investments with extensive experience in managing both public and private energy companies. Mr. Bridwell is a Certified Public Accountant and has practiced public accountancy, specializing in oil and gas. He earned a Bachelor of Business Administration degree and a Master of Business Administration degree from Southern Methodist University. He has also served on the audit committees of numerous businesses, including Petrohawk and non-profit organizations. Currently, he serves on the board of directors of Concho Resources, Inc. and First Financial Bankshares, Inc. He is also Lead Director and Chairman of the Nominating and Corporate Governance Committee of First Financial Bankshares, Inc. Mr. Bridwell previously served as chairman of First Permian, LLC from 2000 until its sale to Energen Corporation in April 2002.

        James W. Christmas became a director in February 2012 as a result of the HALRES Transaction. Mr. Christmas began serving as a director of Petrohawk Energy Corporation on July 12, 2006, effective upon the merger of KCS Energy, Inc. ("KCS") into Petrohawk. He continued to serve as a director, and as Vice Chairman of the Board of Directors, for Petrohawk until BHP Billiton acquired all of Petrohawk in August 2011. He also served on the Audit Committee and the Nominating and Corporate Governance Committee. Currently, Mr. Christmas serves as a member of the Board of Directors of Petrohawk, a wholly-owned subsidiary of BHP Billiton, and as chair of the Financial Reporting Committee of such board. He also serves on the Advisory Board of the Tobin School of Business of St. John's University and as a Senior Financial Advisor to a private oil and gas company. He served as President and Chief Executive Officer of KCS from 1988 until April 2003 and Chairman of the Board and Chief Executive Officer of KCS until its merger into Petrohawk. Mr. Christmas was a Certified Public Accountant in New York and was with Arthur Andersen & Co. from 1970 until 1978 before leaving to join National Utilities & Industries ("NUI"), a diversified energy company, as Vice President and Controller. He remained with NUI until 1988, when NUI spun out its unregulated activities that ultimately became part of KCS. As an auditor and audit manager, controller and in his role as CEO of KCS, Mr. Christmas was directly or indirectly responsible for financial reporting and compliance with

SEC regulations, and as such has extensive experience in reviewing and evaluating financial reports, as well as in evaluating executive and board performance and in recruiting directors.

        Thomas R. Fuller became a director in February 2012 as a result of the HALRES Transaction. Mr. Fuller served as a director at Petrohawk Energy Corporation from March 6, 2006 until BHP Billiton acquired Petrohawk in August 2011. Mr. Fuller served on Petrohawk's Reserves Committee and was the Chairman of the Nominating and Corporate Governance Committee. Since December 1988, Mr. Fuller has been a principal of Diverse Energy Management Co. (or related "Diverse" companies), a private upstream acquisition, drilling and production company which also invests in other energy-related companies. Mr. Fuller has earned degrees from the University of Wyoming and the Louisiana State University School of Banking of the South and is a Registered Professional Engineer in Texas. He has 43 years of experience as a petroleum engineer, specializing in economic and reserves evaluation. He has served as an employee, officer, partner or director of various companies, including ExxonMobil, First City National Bank, Hillin Oil Co., Diverse Energy Management Co. and Rimco Royalty Partners. Mr. Fuller also has extensive experience in energy-related merger and acquisition transactions, having generated and closed over 90 producing property acquisitions during his career. As a primary lending officer to many independent energy companies, Mr. Fuller has extensive experience in analyzing and evaluating financial, business and operational strategies for energy companies.

        Kevin E. Godwin became a director in December 2012 in connection with the closing of the private placement of common stock to CPPIB. Mr. Godwin currently serves as a Senior Portfolio Manager of Canada Pension Plan Investment Board in its Relationship Investments group, a position he has held since 2008. From 2005 to 2008, Mr. Godwin served as a Principal of Birch Hill Equity Partners L.P. From 1995 to 2005, he worked at TD Securities then TD Capital Group Limited, ultimately serving as Vice President and Director. Mr. Godwin began his professional career in 1989 with ICI Explosives then Stuart Energy serving as a Project Engineer. Mr. Godwin is a graduate of Queen's University (Kingston, Ontario), having received a Bachelor's Degree in Applied Science (Mechanical Engineering) in 1989. He also received a Masters Degree in Business Administration in 1995 from the Richard Ivey School of Business, University of Western Ontario. In 2012, Mr. Godwin received the ICD.D designation from the Institute of Corporate Directors. Mr. Godwin has served on the board of directors of several private companies.

        David S. Hunt became a director in December 2012 in connection with the closing of the acquisition of the Williston Basin Assets. Mr. Hunt is the founder and Managing Partner of Genesis Acquisition Partners, L.P., an independent oil and gas acquisition, development and production company headquartered in Dallas, Texas, since 1995. He has been an active investor in the oil and gas exploration, oil service and midstream sectors for more than 25 years. Mr. Hunt has made numerous equity and debt investments in companies ranging from private start-ups to later stage public companies across a number of different industries. Mr. Hunt was a director of Cornerstone Natural Gas, Inc. (AMEX: CGA) from November 1993, when the company emerged from bankruptcy reorganization, until June 1996 when Cornerstone was sold to El Paso Natural Gas Company. Mr. Hunt graduated from the University of Texas with a BA in Business in 1985.

        James L. Irish III became a director in February 2012 as a result of the HALRES Transaction. Mr. Irish served as a director of Petrohawk Energy Corporation from May 25, 2004 until BHP Billiton acquired Petrohawk in August 2011. Mr. Irish served as Petrohawk's Chairman of the Audit Committee and as its Lead Director (Petrohawk's lead independent director). Mr. Irish served as a director of 3TEC Energy Corporation from 2002 until June 2003, and has served as an advisory director of EnCap Investments L.P. since October 2007. For over 30 years, until his retirement in December 2001, Mr. Irish practiced law with Thompson & Knight LLP, a Texas-based law firm that represents multinational and independent oil and gas companies, host government oil and gas companies, large utilities, private power plants, energy industry service companies, refineries, petrochemical companies, financial institutions, and multinational drilling contractors and construction companies. Mr. Irish's practice specialized in the area of energy finance and focused on the representation of insurance companies, pension plan managers, foundations and other financial institutions with respect to their equity and debt oil and gas investments and their related legal, regulatory and structural issues. Mr. Irish has also represented energy companies in connection with project financings, joint ventures, master limited partnerships and similar matters and has represented banks and other financial institutions with issues of revolving credit, project, term and other oil and gas loans. Mr. Irish served as chair of the energy group of Thompson & Knight LLP and was its sole Vice President or Managing Partner for over ten years prior to his retirement. Mr. Irish has been named since 1987 in Corporate Law by The Best Lawyers in America and has been included as a Texas Super Lawyer by Texas Monthly in Energy & Natural Resources and Securities & Corporate Finance.

        David B. Miller became a director in February 2012 as a result of the HALRES Transaction. Mr. Miller currently serves as a Managing Partner of EnCap Investments L.P. From 1988 to 1996, Mr. Miller served as President of PMC Reserve Acquisition Company, a partnership jointly-owned by EnCap and Pitts Energy Group. Prior to the establishment of EnCap, he served as Co-Chief Executive Officer of MAZE Exploration Inc., a Denver-based oil and gas company he co-founded in 1981. Mr. Miller began his professional career with Republic National Bank of Dallas, ultimately serving as Vice President and Manager of the bank's wholly-owned subsidiary, Republic Energy Finance Corporation. Mr. Miller is a graduate of Southern Methodist University, having received Bachelors and Masters Degrees in Business Administration in 1972 and 1973, respectively. In 2004, Mr. Miller was appointed to the National Petroleum Council, an advisory body to the Secretary of Energy, and he is a member of the Board of Advisors of the Maguire Energy Institute. Additionally, he is a member of the Independent Petroleum Association of America, the Texas Independent Producers and Royalty Owners Association and the Western Energy Alliance. Mr. Miller currently serves on the board of trustees for Southern Methodist University and of the board of directors of several EnCap portfolio companies.

        Daniel A. Rioux became a director in February 2012 as a result of the HALRES Transaction. Mr. Rioux is the current Co-President and Chief Executive Officer of Liberty Energy Holdings, LLC. From 2001 to 2008, Mr. Rioux served as Vice President of Liberty Energy Holdings, LLC, where he managed the company's private equity and direct oil and gas working interest portfolios. From 1993 until 2000, Mr. Rioux was employed by Liberty Energy Corporation, a subsidiary of Liberty Energy Holdings, LLC and currently serves as a director of Axia Energy, LLC, a Denver-based exploration and production company, as well as a manager of Wildcat Midstream Holdings LLC, a company focused on the development, acquisition and operation of gas gathering and midstream oil and gas assets. Mr. Rioux previously served as a Director of Petrohawk Energy Corporation from 2004 to 2006 and as a director of Energy Transfer Equity from 2002 to 2006. He also served as a director of the Independent Petroleum Association of America from 2003 to 2011. Mr. Rioux holds a B.S. in Finance from Bryant College and an M.B.A from Babson College.

        Stephen P. Smiley became a director in February 2012 as a result of the HALRES Transaction. Mr. Smiley served as a director of Petrohawk Energy Corporation from April 5, 2010 until BHP Billiton acquired Petrohawk in August 2011. Mr. Smiley served on Petrohawk's Audit Committee and the Nominating and Corporate Governance Committee. Upon his retirement from Hunt Private Equity Group in September 2010, Mr. Smiley founded and is the sole partner of Madison Lane Partners, LLC, an advisory and investment company. Mr. Smiley was the Co-founder and had been President of Hunt Private Equity Group, Inc. since 1996. During his time at Hunt Private Equity Group, he raised and managed a private equity fund to invest in leveraged buyouts and growth financings for various middle market companies. At Hunt Private Equity Group he was also responsible for managing relationships with institutional, family and individual investors, and for sourcing, evaluating, financing and managing the portfolio. Mr. Smiley also serves on the boards of Signature Financial Management, a registered investment adviser where he serves on the Compensation Committee. Before he joined Hunt Private Equity Group, from 1991 to 1995 he co-founded and served as the chief executive officer of Cypress

Capital Corporation where he raised and managed a multi-million dollar fund to invest in leveraged buyouts, industry consolidations and growth financings in the middle market. From 1989 to 1991 Mr. Smiley worked in the venture capital group at Citicorp/Citibank, N.A. Mr. Smiley holds a Bachelor of Arts from the University of Virginia and a Master of Business Administration from the College of William and Mary and has 30 years of corporate finance and investing experience and over 20 years of corporate governance experience.

        Michael A. Vlasic became a director in August 2012 as a result of the GeoResources Merger. Immediately prior to his election to the Company's board of directors, Mr. Vlasic had served on the board of directors of GeoResources, Inc. since April 2007. He also served on the board of managers of Southern Bay Energy, LLC from its inception in 2004 until it was acquired by GeoResources in April 2007. He previously was a Director of Texoil, Inc., a company with a class of equity securities registered under the Exchange Act, where he served on its executive committee from 1997 until its sale to Ocean Energy Inc. in 2001. For more than the past nine years he has been Chief Executive Manager of Vlasic Investments L.L.C. He is founder and Chairman of the Board of MAV Development Company. Mr. Vlasic serves on the board of Bessemer Trust Company and some of its affiliates. He is a 1982 graduate of Brown University and holds an MBA from the University of Michigan.

        Mark A. Welsh IV became a director in February 2012 as a result of the HALRES Transaction. Mr. Welsh currently serves as a Director of EnCap Investments L.P. Mr. Welsh has 12 years of experience in private equity, including seven years with EnCap. Prior to joining EnCap, Mr. Welsh served as a financial analyst with The Blackstone Group L.P. and as a Vice President with Adam Corporation. Mr. Welsh received a Bachelor of Business Administration degree in Finance from Texas A&M University, where he was recognized with the Brown-Rudder Award as the outstanding graduate in his class. Mr. Welsh serves on the board of directors of several EnCap portfolio companies.

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES FOR NON-U.S. HOLDERS

        The following discussion is a general summary of the material United States federal income and estate tax consequences of the ownership and disposition of our common stock applicable to "Non-U.S. Holders." As used in this prospectus supplement, a Non-U.S. Holder means a beneficial owner of our common stock that is neither a U.S. person nor a partnership for U.S. federal income tax purposes, and that will hold shares of our common stock as capital assets. For U.S. federal income tax purposes, a U.S. person is:

  •
  an individual who is a citizen or resident of the United States;

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  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia;

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust that (a) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or (b) otherwise has validly elected to be treated as a U.S. domestic trust.

        If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the U.S. federal income tax treatment of the partnership and each partner generally will depend on the status of the partner and the activities of the partnership and the partner. Partnerships acquiring our common stock, and partners in such partnerships, are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of the ownership and disposition of our common stock.

        This summary does not consider specific facts and circumstances that may be relevant to a particular Non-U.S. Holder's tax position and does not consider U.S. state and local or non-U.S. tax consequences. It also does not consider Non-U.S. Holders subject to special tax treatment under the U.S. federal income tax laws (including partnerships or other pass-through entities, banks and insurance companies, dealers in securities, holders of our common stock held as part of a "straddle," "hedge," "conversion transaction" or other risk-reduction transaction, controlled foreign corporations, passive foreign investment companies, foreign tax-exempt organizations, former U.S. citizens or residents, persons who hold or receive common stock as compensation and persons subject to the alternative minimum tax). This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), applicable regulations promulgated by the U.S. Department of the Treasury (the "Treasury Regulations"), administrative pronouncements of the U.S. Internal Revenue Service ("IRS") and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly on a retroactive basis, and different interpretations.

        This summary is included herein as general information only. Accordingly, each prospective Non-U.S. Holder is urged to consult its own tax advisor with respect to the U.S. federal, state, local and non-U.S. income, estate and other tax consequences of owning and disposing of our common stock.

Dividends

        Distributions of cash or property that we pay will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). A Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or, if the Non-U.S. Holder is eligible, at a reduced rate prescribed by an applicable income tax treaty, on any distributions received in respect of our common stock. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the Non-U.S. Holder's tax basis in our common stock (with a corresponding reduction in such Non-U.S. Holder's tax basis in our common stock), and thereafter will be treated as capital gain. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN certifying under penalties of perjury its entitlement to benefits under the treaty. Special certification requirements and other requirements apply to certain Non-U.S. Holders that are entities rather than individuals. A Non-U.S. Holder should consult its own tax advisor regarding its possible entitlement to benefits under an income tax treaty.

        Dividends paid to a Non-U.S. Holder that are effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Effectively connected dividend income will not be subject to U.S. withholding tax if the Non-U.S. Holder satisfies certain certification requirements by providing to the withholding agent a properly executed IRS Form W-8ECI (or successor form) properly certifying eligibility for the exemption. If such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items).

Dispositions of Our Common Stock

        A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of any gain on a sale or other disposition of our common stock unless:

  •
  the gain is effectively connected with a U.S. trade or business of the holder (and, if a tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder);

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  the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets other conditions; or

  •
  we are or have been a "U.S. real property holding corporation" (a "USRPHC") under section 897 of the Code at any time during the shorter of the five-year period ending on the date of disposition and the Non-U.S. Holder's holding period for our common stock.

        A Non-U.S. Holder whose gain is described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. If such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items).

        An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax (or lower applicable treaty rate) on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States.

        In general, a corporation is a USRPHC if the fair market value of its "U.S. real property interests" (as defined in the Code and applicable Treasury Regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as our common stock continues to be "regularly traded on an established securities market," a Non-U.S. Holder will be taxable on gain recognized on the disposition of our common stock as a result of our status as a

USRPHC only if the Non-U.S. Holder actually or constructively owned more than 5% of such common stock at any time during the shorter of the five-year period ending on the date of the disposition or, if shorter, the Non-U.S. Holder's holding period for the common stock. If our common stock were not considered to be regularly traded on an established securities market, all Non-U.S. Holders would be subject to U.S. federal income tax (and withholding in respect thereof) on a disposition of our common stock.

        Non-U.S. Holders are urged to consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock.

Federal Estate Tax

        Any of our common stock held by an individual Non-U.S. Holder at the time of death will be included in such holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding Requirements

        Any distributions paid on our common stock, and the tax withheld with respect thereto, are subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty or withholding was not required because the distributions were effectively connected with a trade or business in the United States conducted by the Non-U.S. Holder. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Under certain circumstances, the Code imposes a backup withholding obligation (currently at a rate of 28%) on certain reportable payments. Distributions paid to a Non-U.S. Holder on our common stock generally will be exempt from backup withholding if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption.

        The payment of the proceeds from the disposition of our common stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of our common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a "U.S. related person"). In the case of the payment of the proceeds from the disposition of our common stock to or through a non-U.S office of a broker that is either a U.S. person or a U.S. related person, the Treasury Regulations require information reporting (but not the backup withholding) on the payment unless the broker has documentary evidence in its files that the holder is a Non-U.S. Holder and the broker has no knowledge to the contrary. Non-U.S. Holders are urged to consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of our common stock).

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the Non-U.S. Holder's U.S. federal income tax liability, if any, if the Non-U.S. Holder provides the required information to the IRS on a timely basis. Non-U.S. Holders are urged to consult their own tax advisors regarding the filing of a U.S. tax return for claiming a refund of such backup withholding.

Withholding under the Foreign Account Tax Compliance Act

        Sections 1471 through 1474 of the Code, and the Treasury Regulations and administrative guidance promulgated thereunder ("FATCA") impose U.S. withholding on certain payments made to "foreign financial institutions" and to certain other non-U.S. entities, including intermediaries. Such withholding will generally be imposed at a 30% rate on certain payments of dividends on, or gross proceeds from the sale or disposition of, shares issued by a U.S. person, including our common stock, to a foreign financial institution unless such foreign financial institution enters into (or is deemed to have entered into) an agreement with the U.S. Department of the Treasury to, among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% of payments to such account holders whose actions prevent the financial institution from complying with these reporting and other requirements. Withholding is imposed on similar types of payments to a non-financial foreign entity unless the entity certifies that it does not have any substantial U.S. owners or the entity furnishes identifying information regarding each substantial U.S. owner. Certain countries have entered into, and other countries are expected to enter into, agreements with the United States to facilitate the type of information reporting required under FATCA, which will reduce but not eliminate the risk of FATCA withholding for investors in or holding our common stock through financial institutions in such countries. FATCA withholding is scheduled to apply to payments of U.S.-source dividends and other fixed payments beginning July 1, 2014 and to payments from the disposition of property producing such payments beginning January 1, 2017. Neither we nor any other person would be required to pay additional amounts as a result of FATCA withholding. Non-U.S. Holders are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of FATCA to their ownership and disposition of our common stock.

UNDERWRITING

        We are offering the shares of our common stock described in this prospectus supplement through a number of underwriters. Barclays Capital Inc. and BMO Capital Markets Corp. are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of our common stock listed next to its name in the following table:

Name	Number of shares
Barclays Capital Inc.	17,100,000
BMO Capital Markets Corp.	8,930,000
Capital One Securities, Inc.	1,520,000
Goldman, Sachs & Co.	1,520,000
Johnson Rice & Company L.L.C.	1,520,000
RBC Capital Markets, LLC	1,520,000
Scotia Capital (USA) Inc.	2,090,000
SunTrust Robinson Humphrey, Inc.	1,520,000
Robert W. Baird & Co. Incorporated	570,000
Canaccord Genuity Inc.	570,000
Stifel, Nicolaus & Company, Incorporated	570,000
Wunderlich Securities, Inc.	570,000

Total	38,000,000

        The underwriters are committed to purchase all the shares of our common stock offered by us if they purchase any shares of our common stock. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

        The underwriters propose to offer the shares of our common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.11475 per share of our common stock. After the initial public offering of the shares of our common stock, the offering price and other selling terms may be changed by the underwriters. Sales of shares of our common stock made outside of the United States may be made by affiliates of the underwriters. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        The underwriters have an option to buy up to 5,700,000 additional shares of our common stock from us to cover sales of shares of our common stock by the underwriters which exceed the number of shares of our common stock specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any shares of our common stock are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of our common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares of our common stock are being offered.

        The underwriting fee is equal to the public offering price per share of our common stock less the amount paid by the underwriters to us per share. The underwriting fee is $0.19125 per share of our common stock. The following table shows the per share of our common stock and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our common stock.

	Without over-allotment exercise	With full over-allotment exercise
Per share(1)	$0.19125	$0.19125
Total(1)	$6,146,258	$7,236,383

(1)
The underwriters will not receive discounts or commissions with respect to the shares of our common stock purchased by certain officers, directors and other affiliates.

        We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $0.4 million.

        Floyd C. Wilson, our Chairman and Chief Executive Officer, and certain other executive officers, directors and other affiliates of the Company have informed the Company that they may purchase approximately 15.4% of the shares offered in the offering (excluding additional shares issuable upon exercise of the over-allotment option) at the public offering price. The number of shares of our common stock available for sale to the public in the offering will be reduced to the extent that shares of our common stock are sold to any of our executive officers or directors.

        A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

Lock-Up Agreements

        We have agreed that until the 90th day after the date of this prospectus supplement we will not, directly or indirectly, (1) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of our common stock (including, without limitation, shares of our common stock that may be deemed to be beneficially owned by us in accordance with the rules and regulations of the SEC and shares of our common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for our common stock (other than in any case the shares of our common stock offered pursuant to this offering and securities issued pursuant to certain employee benefit plans, qualified stock option plans or other employee and non-employee director compensation plans), (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of our common stock, (3) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments, with respect to the registration of any shares of our common stock or securities convertible, exercisable or exchangeable into our common stock or any of our other securities or (4) publicly disclose the intention to do any of the foregoing, in each case without the prior written consent of Barclays Capital Inc. These restrictions do not apply to (1) our common stock sold in this offering, (2) any awards under our First Amended and Restated 2012 Long-Term Incentive Plan, as amended (our "2012 Long-Term Incentive Plan"), (3) the issuance of shares of our common stock upon the exercise or conversion of options, warrants and convertible securities outstanding on the date of this prospectus supplement issued under our 2012 Long-Term Incentive Plan, (4) the issuance of shares of our common stock upon the conversion of, or as dividends paid in respect of, our convertible preferred stock and (5) the filing of a resale registration statement pursuant to registration rights agreements in effect as of the date of this prospectus supplement.

        In addition, our directors and certain of our executive officers have agreed that, subject to certain exceptions, they will not take the actions described in the paragraph above for a period of 90 days after the date of this prospectus supplement without the prior consent of Barclays Capital Inc. These restrictions do not apply to certain transfers of shares of our common stock as a bona fide gift or gifts.

        Barclays Capital Inc., in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release the common stock and other securities from lock-up agreements, Barclays Capital Inc. will consider, among other factors, the holder's reasons for requesting the release, the number of shares of common stock or other securities for which the release is being requested and market conditions at the time.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

        In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

        The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

        These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

        Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

        This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), from and including the date on which the European Union Prospectus Directive (the "EU Prospectus Directive") was implemented in that Relevant Member State (the "Relevant Implementation Date") an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus may be made to the public in that Relevant Member State at any time:

  •
  to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

  •
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

  •
  in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

        For the purposes of this provision, the expression an "offer of securities to the public" in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression "EU Prospectus Directive" means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

        This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and our common stock will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, our common stock may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to our common stock with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

        This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. Our common stock to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of our common stock offered should conduct their own due diligence on our common stock. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

        Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

CONFLICTS OF INTEREST

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters or their affiliates may perform various financial advisory, investment banking and commercial banking services from time to time for us and our affiliates under our revolving credit facility. Specifically, affiliates of several of the underwriters are lenders under our revolving credit facility.

        We intend to use at least 5% of the net proceeds of this offering to repay indebtedness owed by us to certain affiliates of the underwriters who are lenders under our revolving credit facility. See "Use of Proceeds." Amounts repaid under our revolving credit facility may be reborrowed by us. In addition, from time to time, the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investment and securities activities may involve securities and instruments by us. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially our common stock offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of our common stock offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

 LEGAL MATTERS

        The validity of our common stock being offered herein will be passed upon for us by Mayer Brown LLP, Houston, Texas. The underwriters are being represented by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

        The consolidated financial statements of Halcón Resources Corporation, incorporated herein by reference to Halcón Resources Corporation's Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of Halcón Resources Corporation's internal controls over financial reporting as of December 31, 2012 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Halcón Resources Corporation as of December 31, 2011, and for the two fiscal years in the period ended December 31, 2011, incorporated herein by reference to Halcón Resources Corporation's Annual Report on Form 10-K for the year ended December 31, 2012, have been audited by UHY LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The statements of revenues and direct operating expenses of the Williston Basin Assets purchased by Halcón for each of the three fiscal years in the period ended December 31, 2011 have been audited by UHY LLP as set forth in their report therein and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The statement of revenues and direct operating expenses of the East Texas Assets purchased by Halcón for the period from February 1, 2011 to December 31, 2011 has been audited by UHY LLP as set forth in their report therein and incorporated herein by reference. Such financial statement has been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The audited financial statements of SBE Partners LP and the audited financial statements of GeoResources, Inc. incorporated by reference in this prospectus supplement and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in giving said reports.

        The estimated reserve evaluations and related calculations of Netherland, Sewell & Associates, Inc., an independent reserve engineering firm, have been incorporated herein by reference to Halcon's Annual Report on Form 10-K for the year ended December 31, 2012 in reliance on the authority of that firm as experts in reserve engineering.

        The estimated reserve evaluations and related calculations of Forrest A. Garb & Associates, Inc., an independent reserve engineering firm, have been incorporated herein by reference to Halcón's Annual Report on Form 10-K for the year ended December 31, 2012 in reliance on the authority of that firm as experts in reserve engineering.

GLOSSARY OF OIL AND NATURAL GAS TERMS

        The definitions set forth below apply to the indicated terms as used in this prospectus supplement.

        Bbl.    One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

        Boe.    Barrels of oil equivalent in which six Mcf of natural gas equals one Bbl of oil.

        Btu.    British thermal unit, which is the heat required to raise the temperature of a one-pound mass of water from 58.5 to 59.5 degrees Fahrenheit.

        Completion.    The installation of permanent equipment for the production of oil or natural gas or, in the case of a dry hole, the reporting of abandonment to the appropriate agency.

        Dry hole or well.    A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

        Field.    An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition. There may be two or more reservoirs in a field that are separated vertically by intervening impervious, strata, or laterally by local geologic barriers, or by both. Reservoirs that are associated by being in overlapping or adjacent fields may be treated as a single or common operational field. The geological terms structural feature and stratigraphic condition are intended to identify localized geological features as opposed to the broader terms of basins, trends, provinces, plays, areas-of-interest, etc.

        Gross acres.    The total acres in which a working interest is owned.

        MBbls.    One thousand barrels of crude oil or other liquid hydrocarbons.

        MBoe.    One thousand Boe.

        Mcf.    One thousand cubic feet of natural gas.

        MMBoe.    One million Boe.

        MMBtu.    One million Btus.

        MMcf.    One million cubic feet of natural gas.

        Net acres.    The sum of the fractional working interests owned in gross acres.

        NGLs, natural gas liquids or liquids.    Components of natural gas that are separated from the gas state in the form of liquids. These include propane, butane, and ethane, among others.

        Operator.    The individual or company responsible for the exploration, exploitation and production of an oil or natural gas well or lease.

        Proved developed reserves.    Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

        Proved reserves.    Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

        Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any, and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

        Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the proved classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

        Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as indicated additional reserves; (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and (D) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources, to the extent not intended to be converted into oil and natural gas.

        Proved undeveloped reserves or PUDs.    Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units are claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation.

        Recompletion.    The completion for production of an existing wellbore in another formation from that in which the well has been previously completed.

        Reservoir.    A porous and permeable underground formation containing a natural accumulation of producible oil and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

        3-D seismic.    The method by which a three dimensional image of the earth's subsurface is created through the interpretation of reflection seismic data collected over a surface grid. 3-D seismic surveys allow for a more detailed understanding of the subsurface than do conventional surveys and contribute significantly to field appraisal, exploitation and production.

        Undeveloped acreage.    Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

        Working interest.    The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and a share of production.

        Workover.    Operations on a producing well to restore or increase production.

PROSPECTUS

HALCÓN RESOURCES CORPORATION

Debt Securities
Preferred Stock
Common Stock
Depositary Shares
Warrants
Guarantees of Debt Securities

        We may offer and sell the securities listed above from time to time in one or more offerings in one or more classes or series. Any debt securities we offer pursuant to this prospectus may be guaranteed by one or more of our subsidiaries on terms to be determined at the time of the offering. This prospectus will allow us to issue securities over time.

        We will provide a prospectus supplement each time we issue securities, which will inform you about the specific terms of that offering and may also supplement, update or amend information contained in this document. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

        Our common stock is listed on the New York Stock Exchange under the symbol "HK." We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek the listing of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 5 of this prospectus and in the documents incorporated by reference in this prospectus.

        We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to investors, on a continuous or delayed basis.

        The applicable prospectus supplement will provide the names of any underwriters, dealers or agents, the specific terms of the plan of distribution, any over-allotment option and any applicable underwriting discounts and commissions.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated May 16, 2013

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission, referred to in this prospectus as the "SEC," using a "shelf" registration process. Using this process, we may, from time to time, offer to sell any combination of the securities described in this prospectus in one or more offerings at an aggregate initial offering price to be specified at the time of any such offer. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus. The prospectus supplement will describe the specific terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change the information contained in this prospectus.

        Please carefully read this prospectus and the applicable prospectus supplement, in addition to the information contained in the documents we refer you to under the heading "Where You Can Find More Information" below. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the applicable prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell the offered securities. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the respective date on the front cover of those documents. You should not assume that the information incorporated by reference in this prospectus is accurate as of any date other than the date the respective information was filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since those dates.

        Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any prospectus supplement to "Halcón" and to the "Company," "we," "us" or "our" are to Halcón Resources Corporation and its subsidiaries.

THE COMPANY

        We are an independent energy company focused on the acquisition, production, exploration and development of onshore oil and liquids-rich natural gas assets in the United States. We were incorporated in Delaware on February 5, 2004 and were recapitalized on February 8, 2012. Historically, our producing properties have been located in basins with long histories of oil and natural gas operations. During 2012 we focused our efforts on the acquisition of undeveloped leasehold and producing properties in selected prospect areas and now have an extensive drilling inventory in multiple basins that we believe allows for multiple years of profitable production growth and provides us with broad flexibility to direct our capital resources to projects with the greatest potential returns.

        Our oil and natural gas assets consist of a combination of undeveloped acreage positions in unconventional liquids-rich basins/fields and mature liquids-weighted reserves and production in more conventional basins/ fields. We have mature oil and natural gas reserves located primarily in Texas, North Dakota, Louisiana, Oklahoma and Montana. We have acquired acreage and may acquire additional acreage in the Bakken / Three Forks formations in North Dakota and Montana, the Eagle Ford formation in East Texas, the Utica / Point Pleasant formations in Ohio and Pennsylvania, the Woodbine formation in East Texas, the Wilcox formation in East Texas and Louisiana and the Tuscaloosa Marine Shale formation in Louisiana, as well as several other areas.

        Our principal executive offices are located at 1000 Louisiana St., Suite 6700, Houston, Texas 77002, and our telephone number at that address is (832) 538-0300. Our website address is www.halconresources.com. Information contained on our website does not constitute part of this prospectus. Our common stock is listed on the New York Stock Exchange ("NYSE") under the symbol "HK."

 THE SUBSIDIARY GUARANTORS

        Halcón Resources Corporation is a holding company and has no material independent assets or operations apart from the assets and operations of its subsidiaries. The guarantors of the debt securities may include the following companies, each of which is a wholly owned subsidiary of Halcón Resources Corporation:

• Halcón Resources Operating, Inc.	• HRC Energy Resources (WV), Inc.
• Halcón Holdings, Inc.	• HRC Production Company
• HRC Energy Louisiana, LLC	• Halcón Energy Holdings, LLC
• Halcón Energy Properties, Inc.	• HK Oil & Gas, LLC
• Halcón Field Services, LLC	• HK Louisiana Operating, LLC
• Halcón Gulf States, LLC	• HK Energy Operating, LLC
• Halcón Operating Co., Inc.	• HRC Energy, LLC
• Halcón Williston I, LLC	• HRC Operating, LLC
• Halcón Williston II, LLC	• Southern Bay Energy, LLC
• Halcón Louisiana Operating, L.P.

        If so provided in a prospectus supplement or term sheet, each of the guarantors will fully and unconditionally guarantee on a joint and several basis our obligations under the debt securities, subject to certain limitations. Additional information concerning our subsidiaries and us is included in reports and other documents incorporated by reference in this prospectus. See "Where You Can Find More Information" below.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        The information in this prospectus, including information in documents incorporated by reference, includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements, other than statements of historical facts, included in or incorporated by reference into this prospectus that address activities, events or developments that we expect or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as "may," "expect," "estimate," "project," "plan," "objective," "believe," "predict," "intend," "achievable," "anticipate," "will," "continue," "potential," "should," "could," and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, among others:

  •
  our ability to successfully integrate acquired oil and natural gas businesses and operations;

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  the possibility that acquisitions may involve unexpected costs or delays, will not achieve intended benefits and will divert management's time and energy, which could have an adverse effect on our financial positions, results of operations, or cash flows;

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  risks in connection with potential acquisitions and the integration of significant acquisitions;

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  we have substantial indebtedness and may incur more debt; higher levels of indebtedness make us more vulnerable to economic downturns and adverse developments in our business;

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  our ability to successfully develop our large inventory of undeveloped acreage in our resource plays;

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  access to and availability of water and other treatment materials to carry out planned fracture stimulations in our resource plays;

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  our ability to secure firm transportation and other marketing outlets for the natural gas, natural gas liquids and crude oil and condensate we produce and to sell these products at market prices;

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  access to adequate gathering systems and transportation take-away capacity, necessary to fully execute our capital program;

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  constraints in the Williston Basin and Utica areas with respect to gathering, transportation and processing facilities and marketing;

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  our ability to generate sufficient cash flow from operations, borrowings or other sources to enable us to fully develop our undeveloped acreage positions;

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  volatility in commodity prices for oil and natural gas;

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  our ability to replace oil and natural gas reserves;

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  the presence or recoverability of estimated oil and natural gas reserves and the actual future production rates and associated costs;

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  the potential for production decline rates for our wells to be greater than we expect;

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  our ability to retain key members of senior management and key technical employees;

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  competition, including competition for acreage in resource play holdings;

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  environmental risks;

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  drilling and operating risks;

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  exploration and development risks;

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  the possibility that the industry may be subject to future regulatory or legislative actions (including any additional taxes and changes in environmental regulation);

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  general economic conditions, whether internationally, nationally or in the regional and local market areas in which we do business, may be less favorable than expected, including the possibility that economic conditions in the United States will worsen and that capital markets are disrupted, which could adversely affect demand for oil and natural gas and make it difficult to access financial markets;

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  social unrest, political instability or armed conflict in major oil and natural gas producing regions outside the United States, such as the Middle East, and armed conflict or acts of terrorism or sabotage;

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  other economic, competitive, governmental, regulatory, legislative, including federal, state and tribal regulations and laws, geopolitical and technological factors that may negatively impact our business, operations or pricing;

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  the insurance coverage maintained by us will adequately cover all losses that may be sustained in connection with all oil and natural gas activities;

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  title to the properties in which we have an interest may be impaired by title defects;

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  management's ability to execute our plans to meet our goals;

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  the cost and availability of goods and services, such as drilling rigs, fracture stimulation services and tubulars; and

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  we depend on the skill, ability and decisions of third party operators of the oil and natural gas properties in which we have a non-operated working interest.

        Our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in the section entitled "Risk Factors" included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K, which are incorporated herein by reference, and those that may be included in any applicable prospectus supplement. All forward-looking statements are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in this document. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

 RISK FACTORS

        An investment in our securities involves a significant degree of risk. Before you invest in our securities you should carefully consider those risk factors included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K, which are incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. If any of the risks discussed in the foregoing documents were to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected. Please read "Cautionary Statement Regarding Forward-Looking Statements."

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE DIVIDENDS

        The following table contains a summary of our earnings to fixed charges and to combined fixed charges and preference dividends for the periods indicated in thousands, except ratios. You should read the ratio information below in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto in our Annual Report on Form 10-K for year ended December 31, 2012, which is incorporated herein by reference.

	Three Months Ended March 31, 2013		Year Ended December 31,
			2012		2011	2010	2009		2008
Ratio of earnings (loss) to fixed charges(6)		(1)		(2)	1.3	1.1		(4)		(5)
Pre-tax preferred dividend requirements	—		$88,445		—	—	—		—
Ratio of earnings (loss) to combined fixed charges and preference dividends(6)		(1)		(3)	1.3	1.1		(4)		(5)

(1)
Due to the Company's loss for the three months ended March 31, 2013, the ratio coverage was less than 1:1. The Company must generate additional earnings of $44.0 million to achieve a coverage ratio of 1:1.

(2)
Due to the Company's loss in 2012, the ratio coverage was less than 1:1. The Company must generate additional earnings of $120.9 million to achieve a coverage ratio of 1:1.

(3)
Due to the Company's loss in 2012, the ratio coverage was less than 1:1. The Company must generate additional earnings of $209.4 million to achieve a coverage ratio of 1:1.

(4)
Due to the Company's loss in 2009, the ratio coverage was less than 1:1. The Company must generate additional earnings of $74.7 million to achieve a coverage ratio of 1:1.

(5)
Due to the Company's loss in 2008, the ratio coverage was less than 1:1. The Company must generate additional earnings of $221.6 million to achieve a coverage ratio of 1:1.

(6)
For purposes of determining the ratio of earnings to fixed charges and the ratio of combined fixed charges and preference dividends to earnings, earnings are defined as income before income taxes, plus fixed charges (excluding amortization of capitalized interest) less capitalized interest. Fixed charges consist of interest incurred (whether expensed or capitalized) and amortization of deferred financing costs. Preference dividends consist of dividends paid with respect to our 8% Automatically Convertible Preferred Stock issued on March 5, 2012 and subsequently converted into shares of our common stock on April 17, 2012.

USE OF PROCEEDS

        Except as may be stated in any applicable prospectus supplement, we intend to use the net proceeds from any sales of securities by us under this prospectus for general corporate purposes, which may include repayment or refinancing of borrowings, working capital, capital expenditures, investments and acquisitions. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to repayments of indebtedness.

 DESCRIPTION OF DEBT SECURITIES

        The Debt Securities will be either our senior debt securities ("Senior Debt Securities") or our subordinated debt securities ("Subordinated Debt Securities"). The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate indentures among us, the Subsidiary Guarantors of such Debt Securities, if any, and a trustee to be determined (the "Trustee"). Senior Debt Securities will be issued under a "Senior Indenture" and Subordinated Debt Securities will be issued under a "Subordinated Indenture." Together, the Senior Indenture and the Subordinated Indenture are called "Indentures."

        The Debt Securities may be issued from time to time in one or more series. The particular terms of each series that are offered by a prospectus supplement will be described in such prospectus supplement.

        Unless the Debt Securities are guaranteed by our subsidiaries as described below, the rights of Halcón and our creditors, including holders of the Debt Securities, to participate in the assets of any subsidiary upon the latter's liquidation or reorganization, will be subject to the prior claims of the subsidiary's creditors, except to the extent that we may ourself be a creditor with recognized claims against such subsidiary.

        We have summarized selected provisions of the Indentures below. The summary is not complete. The form of each Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part, and you should read the Indentures for provisions that may be important to you. Capitalized terms used in the summary have the meanings specified in the Indentures.

  General

        The Indentures provide that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series. We will determine the terms and conditions of the Debt Securities, including the maturity, principal and interest, but those terms must be consistent with the Indenture. The Debt Securities will be our unsecured obligations.

        The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Debt (as defined) as described under "—Subordination of Subordinated Debt Securities" and in the prospectus supplement applicable to any Subordinated Debt Securities. If the prospectus supplement so indicates, the Debt Securities will be convertible into our common stock.

        If specified in the prospectus supplement respecting a particular series of Debt Securities, certain subsidiaries of Halcón (each a "Subsidiary Guarantor") will fully and unconditionally guarantee (the "Subsidiary Guarantee") that series as described under "—Subsidiary Guarantee" and in the prospectus supplement. Each Subsidiary Guarantee will be an unsecured obligation of the Subsidiary Guarantor. A Subsidiary Guarantee of Subordinated Debt Securities will be subordinated to the Senior Debt of the Subsidiary Guarantor on the same basis as the Subordinated Debt Securities are subordinated to our Senior Debt.

        The applicable prospectus supplement will set forth the price or prices at which the Debt Securities to be issued will be offered for sale and will describe the following terms of such Debt Securities:

          (1)   the title of the Debt Securities;

          (2)   whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, the related subordination terms;

          (3)   whether any Subsidiary Guarantor will provide a Subsidiary Guarantee of the Debt Securities;

          (4)   any limit on the aggregate principal amount of the Debt Securities;

          (5)   each date on which the principal of the Debt Securities will be payable;

          (6)   the interest rate that the Debt Securities will bear and the interest payment dates for the Debt Securities;

          (7)   each place where payments on the Debt Securities will be payable;

          (8)   any terms upon which the Debt Securities may be redeemed, in whole or in part, at our option;

          (9)   any sinking fund or other provisions that would obligate us to redeem or otherwise repurchase the Debt Securities;

          (10) the portion of the principal amount, if less than all, of the Debt Securities that will be payable upon declaration of acceleration of the Maturity of the Debt Securities;

          (11) whether the Debt Securities are defeasible;

          (12) any addition to or change in the Events of Default;

          (13) whether the Debt Securities are convertible into our common stock and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto and the conversion period;

          (14) any addition to or change in the covenants in the Indenture applicable to the Debt Securities; and

          (15) any other terms of the Debt Securities not inconsistent with the provisions of the Indenture.

        Debt Securities, including any Debt Securities that provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof ("Original Issue Discount Securities"), may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to Debt Securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any Debt Securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

  Subordination of Subordinated Debt Securities

        The indebtedness evidenced by the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture with respect to each series of Subordinated Debt Securities, be subordinated in right of payment to the prior payment in full of all of our Senior Debt, including the Senior Debt Securities, and it may also be senior in right of payment to all of our Subordinated Debt. The prospectus supplement relating to any Subordinated Debt Securities will summarize the subordination provisions of the Subordinated Indenture applicable to that series including:

  •
  the applicability and effect of such provisions upon any payment or distribution respecting that series following any liquidation, dissolution or other winding-up, or any assignment for the benefit of creditors or other marshalling of assets or any bankruptcy, insolvency or similar proceedings;

  •
  the applicability and effect of such provisions in the event of specified defaults with respect to any Senior Debt, including the circumstances under which and the periods during which we will be prohibited from making payments on the Subordinated Debt Securities; and

  •
  the definition of Senior Debt applicable to the Subordinated Debt Securities of that series and, if the series is issued on a senior subordinated basis, the definition of Subordinated Debt applicable to that series.

        The prospectus supplement will also describe, as of a recent date, the approximate amount of Senior Debt to which the Subordinated Debt Securities of that series will be subordinated.

        The failure to make any payment on any of the Subordinated Debt Securities by reason of the subordination provisions of the Subordinated Indenture described in the prospectus supplement will not be construed as preventing the occurrence of an Event of Default with respect to the Subordinated Debt Securities arising from any such failure to make payment.

        The subordination provisions described above will not be applicable to payments in respect of the Subordinated Debt Securities from a defeasance trust established in connection with any legal defeasance or covenant defeasance of the Subordinated Debt Securities as described below under "—Legal Defeasance and Covenant Defeasance."

  Subsidiary Guarantee

        If specified in the prospectus supplement, one or more of the Subsidiary Guarantors will guarantee the Debt Securities of a series. Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the Subsidiary Guarantee of the Subsidiary Guarantor.

        Subject to the limitations described below and in the prospectus supplement, one or more of the Subsidiary Guarantors will jointly and severally, fully and unconditionally guarantee the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all our payment obligations under the Indentures and the Debt Securities of a series, whether for principal of, premium, if any, or interest on the Debt Securities or otherwise (all such obligations guaranteed by a Subsidiary Guarantor being herein called the "Guaranteed Obligations"). The Subsidiary Guarantors will also pay all expenses (including reasonable counsel fees and expenses) incurred by the applicable Trustee in enforcing any rights under a Subsidiary Guarantee with respect to a Subsidiary Guarantor.

        In the case of Subordinated Debt Securities, a Subsidiary Guarantor's Subsidiary Guarantee will be subordinated in right of payment to the Senior Debt of such Subsidiary Guarantor on the same basis as the Subordinated Debt Securities are subordinated to our Senior Debt. No payment will be made by any Subsidiary Guarantor under its Subsidiary Guarantee during any period in which payments by us on the Subordinated Debt Securities are suspended by the subordination provisions of the Subordinated Indenture.

        Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the relevant Subsidiary Guarantor without rendering such Subsidiary Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

        Each Subsidiary Guarantee will be a continuing guarantee and will:

          (1)   remain in full force and effect until either (a) payment in full of all the applicable Debt Securities (or such Debt Securities are otherwise satisfied and discharged in accordance with the provisions of the applicable Indenture) or (b) released as described in the following paragraph;

          (2)   be binding upon each Subsidiary Guarantor; and

          (3)   inure to the benefit of, and be enforceable by, the applicable Trustee, the Holders and their successors, transferees and assigns.

        In the event that (a) a Subsidiary Guarantor ceases to be a Subsidiary, (b) either legal defeasance or covenant defeasance occurs with respect to the series or (c) all or substantially all of the assets or all of the Capital Stock of such Subsidiary Guarantor is sold, including by way of sale, merger, consolidation or otherwise, such Subsidiary Guarantor will be released and discharged of its obligations under its Subsidiary Guarantee without any further action required on the part of the Trustee or any Holder, and no other person acquiring or owning the assets or Capital Stock of such Subsidiary Guarantor will be required to enter into a Subsidiary Guarantee. In addition, the prospectus supplement may specify additional circumstances under which a Subsidiary Guarantor can be released from its Subsidiary Guarantee.

  Form, Exchange and Transfer

        The Debt Securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof.

        At the option of the Holder, subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount.

        Subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by us for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in that connection. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Security Registrar and any other transfer agent initially designated by us for any Debt Securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series.

        If the Debt Securities of any series (or of any series and specified tenor) are to be redeemed in part, we will not be required to (1) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (2) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part.

  Global Securities

        Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities that will have an aggregate principal amount equal to that of the Debt Securities they represent. Each Global Security will be registered in the name of a Depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such Depositary or nominee or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Indenture.

        Notwithstanding any provision of the Indentures or any Debt Security described in this prospectus, no Global Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Security or any nominee of such Depositary unless:

          (1)   the Depositary has notified us that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the applicable Indenture, and in either case we fail to appoint a successor Depositary within 90 days;

          (2)   an Event of Default with respect to the Debt Securities represented by such Global Security has occurred and is continuing and the Trustee has received a written request from the Depositary to issue certificated Debt Securities;

          (3)   subject to the rules of the Depositary, we shall have elected to terminate the book-entry system through the Depositary; or

          (4)   other circumstances exist, in addition to or in lieu of those described above, as may be described in the applicable prospectus supplement.

        All certificated Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct.

        As long as the Depositary, or its nominee, is the registered holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Debt Securities that it represents for all purposes under the Debt Securities and the applicable Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities that it represents registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange for those interests and will not be considered to be the owners or Holders of such Global Security or any Debt Securities that is represents for any purpose under the Debt Securities or the applicable Indenture. All payments on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder of the security. The laws of some jurisdictions may require that some purchasers of Debt Securities take physical delivery of such Debt Securities in certificated form. These laws may impair the ability to transfer beneficial interests in a Global Security.

        Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee ("participants") and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) or any such participant (with respect to interests of Persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of us, the Subsidiary Guarantors, the Trustees or the agents of us, the Subsidiary Guarantors or the Trustees will have any responsibility or liability for any aspect of the Depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

  Payment and Paying Agents

        Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest.

        Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as we may designate for such purpose from time to time, except that at our option payment of any interest on Debt Securities in certificated form may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the Trustee under the Senior Indenture in The City of New York will be designated as sole Paying Agent for payments with respect to Senior Debt Securities of each series, and the corporate trust office of the Trustee under the Subordinated Indenture in The City of New York will be designated as the sole Paying Agent for payment with respect to Subordinated Debt Securities of each series. Any other Paying Agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series.

        All money paid by us to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the Holder of such Debt Security thereafter may look only to us for payment.

  Consolidation, Merger and Sale of Assets

        Unless otherwise specified in the prospectus supplement, we may not consolidate with or merge into, or transfer, lease or otherwise dispose of all or substantially all of our assets to, any Person (a "successor Person"), and may not permit any Person to consolidate with or merge into us, unless:

          (1)   the successor Person (if not us) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the Debt Securities and under the Indentures;

          (2)   immediately before and after giving pro forma effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing; and

          (3)   several other conditions, including any additional conditions with respect to any particular Debt Securities specified in the applicable prospectus supplement, are met.

        The successor Person (if not us) will be substituted for us under the applicable Indenture with the same effect as if it had been an original party to such Indenture, and, except in the case of a lease, we will be relieved from any further obligations under such Indenture and the Debt Securities.

  Events of Default

        Unless otherwise specified in the prospectus supplement, each of the following will constitute an Event of Default under the applicable Indenture with respect to Debt Securities of any series:

          (1)   failure to pay principal of or any premium on any Debt Security of that series when due, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

          (2)   failure to pay any interest on any Debt Securities of that series when due, continued for 30 days, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

          (3)   failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series, whether or not, in the case of Subordinated Debt Securities, such deposit is prohibited by the subordination provisions of the Subordinated Indenture;

          (4)   failure to perform or comply with the provisions described under "—Consolidation, Merger and Sale of Assets" above;

          (5)   failure to perform any of our other covenants in such Indenture (other than a covenant included in such Indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the applicable Trustee, or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series, as provided in such Indenture;

          (6)   any Debt of ourself, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor, is not paid within any applicable grace period after final maturity or is accelerated by its holders because of a default and the total amount of such Debt unpaid or accelerated exceeds $20.0 million;

          (7)   any judgment or decree for the payment of money in excess of $20.0 million is entered against us, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor, remains outstanding for a period of 60 consecutive days following entry of such judgment and is not discharged, waived or stayed;

          (8)   certain events of bankruptcy, insolvency or reorganization affecting us, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor; and

          (9)   if any Subsidiary Guarantor has guaranteed such series, the Subsidiary Guarantee of any such Subsidiary Guarantor is held by a final non-appealable order or judgment of a court of competent jurisdiction to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of the applicable Indenture) or any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor's obligations under its Subsidiary Guarantee (other than by reason of a release of such Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the terms of the applicable Indenture).

        If an Event of Default (other than an Event of Default with respect to Halcón Resources Corporation described in clause (8) above) with respect to the Debt Securities of any series at the time Outstanding occurs and is continuing, either the applicable Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Debt Security, such portion of the principal amount of such Debt Security as may be specified in the terms of such Debt Security) to be due and payable immediately, together with any accrued and unpaid interest thereon. If an Event of Default with respect to Halcón Resources Corporation described in clause (8) above with respect to the Debt Securities of any series at the time Outstanding occurs, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Security, such specified amount) will automatically, and without any action by the applicable Trustee or any Holder, become immediately due and payable, together with any accrued and unpaid interest thereon. After any such acceleration and its consequences, but before a judgment or decree based on acceleration, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default with respect to that series, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable Indenture. For information as to waiver of defaults, see "—Modification and Waiver" below.

        Subject to the provisions of the Indentures relating to the duties of the Trustees in case an Event of Default has occurred and is continuing, no Trustee will be under any obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders, unless such Holders have offered to such Trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the Trustees, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series.

        No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

          (1)   such Holder has previously given to the Trustee under the applicable Indenture written notice of a continuing Event of Default with respect to the Debt Securities of that series;

          (2)   the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable security or indemnity, to the Trustee to institute such proceeding as trustee; and

          (3)   the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer.

        However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security or, if applicable, to convert such Debt Security.

        We will be required to furnish to each Trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the applicable Indenture and, if so, specifying all such known defaults.

  Modification and Waiver

        We may modify or amend an Indenture without the consent of any holders of the Debt Securities in certain circumstances, including:

          (1)   to evidence the succession under the Indenture of another Person to us or any Subsidiary Guarantor and to provide for its assumption of our or such Subsidiary Guarantor's obligations to holders of Debt Securities;

          (2)   to make any changes that would add any additional covenants of us or the Subsidiary Guarantors for the benefit of the holders of Debt Securities or that do not adversely affect the rights under the Indenture of the Holders of Debt Securities in any material respect;

          (3)   to add any additional Events of Default;

          (4)   to provide for uncertificated notes in addition to, or in place of, certificated notes;

          (5)   to secure the Debt Securities;

          (6)   to establish the form or terms of any series of Debt Securities;

          (7)   to evidence and provide for the acceptance of appointment under the Indenture of a successor Trustee;

          (8)   to cure any ambiguity, defect or inconsistency;

          (9)   to add Subsidiary Guarantors; or

          (10) in the case of any Subordinated Debt Security, to make any change in the subordination provisions that limits or terminates the benefits applicable to any Holder of Senior Debt.

        Other modifications and amendments of an Indenture may be made by us, the Subsidiary Guarantors, if applicable, and the applicable Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby:

          (1)   change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security;

          (2)   reduce the principal amount of, or any premium or interest on, any Debt Security;

          (3)   reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof;

          (4)   change the place or currency of payment of principal of, or any premium or interest on, any Debt Security;

          (5)   impair the right to institute suit for the enforcement of any payment due on or any conversion right with respect to any Debt Security;

          (6)   modify the subordination provisions in the case of Subordinated Debt Securities, or modify any conversion provisions, in either case in a manner adverse to the Holders of the Subordinated Debt Securities;

          (7)   except as provided in the applicable Indenture, release the Subsidiary Guarantee of a Subsidiary Guarantor;

          (8)   reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture;

          (9)   reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

          (10) modify such provisions with respect to modification, amendment or waiver; or

          (11) following the making of an offer to purchase Debt Securities from any Holder that has been made pursuant to a covenant in such Indenture, modify such covenant in a manner adverse to such Holder.

        The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive compliance by us with certain restrictive provisions of the applicable Indenture. The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the applicable Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series.

        Each of the Indentures provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under such Indenture as of any date:

          (1)   the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of Maturity to such date;

          (2)   if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security;

          (3)   the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the United States-dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (1) or (2) above, of the amount described in such clause); and

          (4)   certain Debt Securities, including those owned by us, any Subsidiary Guarantor or any of our other Affiliates, will not be deemed to be Outstanding.

        Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, only persons who are Holders of Outstanding Debt Securities of that series on the record date may take such action. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other period as may be specified by us (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time.

  Satisfaction and Discharge

        Each Indenture will be discharged and will cease to be of further effect as to all outstanding Debt Securities of any series issued thereunder, when:

          (1)   either:

            (a)   all outstanding Debt Securities of that series that have been authenticated (except lost, stolen or destroyed Debt Securities that have been replaced or paid and Debt Securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

            (b)   all outstanding Debt Securities of that series that have been not delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and in any case we have irrevocably deposited with the Trustee as trust funds money in an amount sufficient, without consideration of any reinvestment of interest, to pay the entire indebtedness of such Debt Securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the Stated Maturity or redemption date;

          (2)   we have paid or caused to be paid all other sums payable by us under the Indenture with respect to the Debt Securities of that series; and

          (3)   we have delivered an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge of the Indenture with respect to the Debt Securities of that series have been satisfied.

  Legal Defeasance and Covenant Defeasance

        To the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have our obligations discharged under provisions relating to defeasance and discharge of indebtedness, which we call "legal defeasance," or relating to defeasance of certain restrictive covenants applied to the Debt Securities of any series, or to any specified part of a series, which we call "covenant defeasance".

        Legal Defeasance.    The Indentures provide that, upon our exercise of our option (if any) to have the legal defeasance provisions applied to any series of Debt Securities, we and, if applicable, each Subsidiary Guarantor will be discharged from all our obligations, and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, with respect to such Debt Securities (except for certain obligations to convert, exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things:

          (1)   we have delivered to the applicable Trustee an Opinion of Counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and legal defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and legal defeasance were not to occur;

          (2)   no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing at the time of such deposit or, with respect to any Event of Default described in clause (8) under "—Events of Default," at any time until 121 days after such deposit;

          (3)   such deposit and legal defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument (other than the applicable Indenture) to which we are a party or by which we are bound;

          (4)   in the case of Subordinated Debt Securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on any Senior Debt shall have occurred and be continuing, no event of default shall have resulted in the acceleration of any Senior Debt and no other event of default with respect to any Senior Debt shall have occurred and be continuing permitting after notice or the lapse of time, or both, the acceleration thereof; and

          (5)   we have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940.

        Covenant Defeasance.    The Indentures provide that, upon our exercise of our option (if any) to have the covenant defeasance provisions applied to any Debt Securities, we may fail to comply with certain restrictive covenants (but not with respect to conversion, if applicable), including those that may be described in the applicable prospectus supplement, and the occurrence of certain Events of Default, which are described above in clause (5) (with respect to such restrictive covenants) and clauses (6), (7) and (9) under "Events of Default" and any that may be described in the applicable prospectus supplement, will not be deemed to either be or result in an Event of Default and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, in each case with respect to such Debt Securities. In order to exercise such option, we must deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such covenant defeasance may occur only if we have delivered to the applicable Trustee an Opinion of Counsel to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance were not to occur, and the requirements set forth in clauses (2), (3), (4) and (5) above are satisfied. If we exercise this option with respect to any series of Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments.

        If we exercise either our legal defeasance or covenant defeasance option, any Subsidiary Guarantee will terminate.

  No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator, stockholder, member, partner or trustee of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or any Subsidiary Guarantor under the Debt Securities, the Indentures or any Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting a Debt Security, each Holder shall be deemed to have waived and released all such liability. The waiver and release shall be a part of the consideration for the issue of the Debt Securities. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

  Notices

        Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register.

  Title

        We, the Subsidiary Guarantors, the Trustees and any agent of us, the Subsidiary Guarantors or a Trustee may treat the Person in whose name a Debt Security is registered as the absolute owner of the Debt Security (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes.

  Governing Law

        The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York.

  The Trustee

        We will enter into the Indentures with a Trustee that is qualified to act under the Trust Indenture Act, as amended, and with any other Trustees chosen by us and appointed in a supplemental indenture for a particular series of Debt Securities. We may maintain a banking relationship in the ordinary course of business with our Trustee and one or more of its affiliates.

        Resignation or Removal of Trustee.    If the Trustee has or acquires a conflicting interest within the meaning of the Trust Indenture Act, the Trustee must either eliminate its conflicting interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the applicable Indenture. Any resignation will require the appointment of a successor Trustee under the applicable Indenture in accordance with the terms and conditions of such Indenture.

        The Trustee may resign or be removed by us with respect to one or more series of Debt Securities and a successor Trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the Debt Securities of any series may remove the Trustee with respect to the Debt Securities of such series.

        Limitations on Trustee if It is Our Creditor.    Each Indenture will contain certain limitations on the right of the Trustee, in the event that it becomes our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

        Certificates and Opinions to Be Furnished to Trustee.    Each Indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of an Indenture, every application by us for action by the Trustee must be accompanied by an Officers' Certificate and an Opinion of Counsel stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

DESCRIPTION OF CAPITAL STOCK

        The following summary is a description of the material terms of our capital stock. This summary is not meant to be complete and is qualified by reference to the applicable provisions of the Delaware General Corporation Law, which we refer to as the DGCL, our amended and restated certificate of incorporation, as amended, and our amended and restated bylaws. You are urged to read those documents carefully. Copies of our amended and restated certificate of incorporation, including any amendments thereto, and our amended and restated bylaws are incorporated by reference in this prospectus. See "Where You Can Find More Information."

  Authorized Capital Stock

        Halcón's authorized capital stock consists of 670,000,000 shares of common stock, par value of $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of May 14, 2013, Halcón had 369,739,153 shares of common stock and no shares of preferred stock outstanding.

        Selected provisions of Halcón's organizational documents are summarized below, however, you should read the organizational documents, which are filed as exhibits to Halcón's periodic filings with the SEC and incorporated herein by reference, for other provisions that may be important to you. In addition, you should be aware that the summary below does not give full effect to the terms of the provisions of statutory or common law which may affect your rights as a Halcón stockholder.

  Common Stock

        Voting rights.    Each share of common stock is entitled to one vote in the election of Halcón directors and on all other matters submitted to a vote of Halcón stockholders. Halcón stockholders do not have the right to cumulate their votes in the election of directors.

        Dividends, distributions and stock splits.    Holders of Halcón common stock are entitled to receive dividends if, as and when such dividends are declared by Halcón's board of directors out of assets legally available therefor after payment of dividends required to be paid on shares of preferred stock, if any. Halcón's existing debt arrangements restrict its ability to pay cash dividends.

        Liquidation.    In the event of any dissolution, liquidation, or winding up of Halcón's affairs, whether voluntary or involuntary, after payment of debts and other liabilities and making provision for any holders of its preferred stock who have a liquidation preference, Halcón's remaining assets will be distributed ratably among the holders of common stock.

        Fully paid.    All shares of Halcón common stock outstanding are fully paid and nonassessable.

        Other rights.    Holders of Halcón common stock have no redemption or conversion rights and no preemptive or other rights to subscribe for Halcón's securities.

  Preferred Stock

        Halcón's board of directors has the authority to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of that series, which may be superior to those of the common stock, without further vote or action by the stockholders.

        One of the effects of undesignated preferred stock may be to enable Halcón's board of directors to render more difficult or to discourage an attempt to obtain control of Halcón by means of a tender offer, proxy contest, merger or otherwise, and as a result to protect the continuity of Halcón management. The issuance of shares of the preferred stock by Halcón's board of directors may adversely affect the rights of the holders of Halcón common stock. For example, preferred stock issued by Halcón may rank superior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of Halcón preferred stock may discourage bids for Halcón common stock or may otherwise adversely affect the market price of Halcón common stock.

        As of May 14, 2013, Halcón had no shares of preferred stock outstanding.

  Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

        Halcón's amended and restated certificate of incorporation, amended and restated bylaws and the DGCL contain certain provisions that could discourage potential takeover attempts and make it more difficult for stockholders to change management or receive a premium for their shares.

        Delaware law.    Under Section 203 of the DGCL, a corporation is prohibited from engaging in any business combination with a stockholder who, together with its affiliates or associates, owns (or who is an affiliate or associate of the corporation and within a three-year period did own) 15% or more of the corporation's outstanding voting stock (which we refer to as an "interested stockholder") for a three-year period following the time the stockholder became an interested stockholder, unless:

  •
  prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

  •
  at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting, and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

        A business combination generally includes:

  •
  mergers and consolidations with or caused by an interested stockholder;

  •
  sales or other dispositions of 10% or more of the assets of a corporation to an interested stockholder;

  •
  specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

  •
  other transactions resulting in a disproportionate financial benefit to an interested stockholder.

        The provisions of Section 203 of the DGCL do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders.

        Because Halcón's amended and restated certificate of incorporation and amended and restated bylaws do not include any provision to "opt-out" of Section 203 of the DGCL, the statute will apply to business combinations involving Halcón.

        Charter and bylaw provisions.    Delaware law permits any Delaware corporation to classify its board of directors into as many as three (3) classes as equally as possible with staggered terms of office. After initial implementation of a classified board, one class will be elected at each annual meeting of the stockholders to serve for a term of three (3) years (depending upon the number of classes into which directors are classified) or until their successors are elected and take office. Halcón's amended and restated certificate of incorporation and amended and restated bylaws provide for a classified board of directors divided into three (3) classes, with the number of directors in each class as nearly equal as possible and each class serving for a term of three (3) years or until their successors are elected and qualified. Under Delaware law, stockholders of a corporation with a classified board of directors may only remove a director "for cause" unless the certificate of incorporation provides otherwise. Halcón's amended and restated certificate of incorporation does not so provide and, accordingly, stockholders may only remove a director "for cause." Further, Halcón's amended and restated bylaws provide that a majority vote of the holders of the outstanding shares entitled to vote at the meeting is required to effect such removal. The likely effect of the classification of the board of directors and the limitations on the removal of directors is an increase in the time required for the stockholders to change the composition of the board of directors. For example, because only approximately one-third of the directors may be replaced by stockholder vote at each annual meeting of stockholders, stockholders seeking to replace a majority of the members of the Halcón board of directors will need at least two annual meetings of stockholders to effect this change.

  Transfer Agent and Registrar

        The transfer agent and registrar for Halcón common stock and preferred stock is Broadridge Corporate Issuer Solutions, Inc., 1717 Arch Street, Suite 1300, Philadelphia, PA 19103. Its phone number is (877) 830-4936.

 DESCRIPTION OF DEPOSITARY SHARES

        We may offer fractional interests in shares of preferred stock rather than full shares of preferred stock. In that event, depositary receipts will be issued to evidence depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock, as described in the prospectus supplement relating to the particular issue of depositary shares.

        The shares of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a depositary that is a bank or trust company, as depositary, that we select as set forth in the prospectus supplement relating to the particular issue of depositary shares. Unless otherwise specified in the prospectus supplement relating to a particular issue of depositary shares, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all the rights and preferences of the shares of preferred stock represented by such depositary share, including dividend and liquidation rights and any right to convert the shares of preferred stock into common stock.

        We will describe the terms of any depositary shares we offer and the related depositary agreement, as well as the terms of the shares of preferred stock represented thereby, in the prospectus supplement relating to the particular issue of depositary shares.

DESCRIPTION OF WARRANTS

        We may issue warrants that entitle the holder to purchase debt securities, preferred stock, common stock or depositary shares. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

        The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

        Reference is made to the prospectus supplement relating to the particular issue of warrants offered pursuant to such prospectus supplement for the terms of and information relating to such warrants, including, where applicable:

  •
  the designation, aggregate principal amount, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

  •
  the number of shares of common stock purchasable upon the exercise of warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

  •
  the number of shares and series of preferred stock purchasable upon the exercise of warrants to purchase preferred stock and the price at which such number of shares of such series of preferred stock may be purchased upon such exercise;

  •
  the designation and number of depositary shares purchasable upon the exercise of warrants to purchase other securities and the price at which such number of depositary shares may be purchased upon such exercise;

  •
  the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

  •
  United States federal income tax consequences applicable to such warrants;

  •
  the amount of warrants outstanding as of the most recent practicable date; and

  •
  any other terms of such warrants.

        Warrants will be offered and exercisable for United States dollars only. Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement.

        Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of preferred stock, common stock or depositary shares at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement relating to such warrants.

        Prior to the exercise of any warrants to purchase debt securities, preferred stock, common stock or depositary shares, holders of such warrants will not have any of the rights of holders of such debt securities, preferred stock, common stock or depositary shares, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture, or to receive payments of dividends, if any, on the preferred stock, or common stock purchasable upon such exercise, or to exercise any applicable right to vote or to exercise any rights of holders of depositary receipts in respect of the depositary shares purchasable upon such exercise.

 PLAN OF DISTRIBUTION

        We may sell the offered securities in and outside the United States (1) through underwriters or dealers, (2) directly to purchasers, including our affiliates and stockholders, (3) through agents or (4) through a combination of any of these methods. The prospectus supplement will include the following information:

  •
  the terms of the offering;

  •
  the names of any underwriters or agents;

  •
  the name or names of any managing underwriter or underwriters;

  •
  the purchase price of the securities;

  •
  the estimated net proceeds to us from the sale of the securities;

  •
  any delayed delivery arrangements;

  •
  any underwriting discounts, commissions and other items constituting underwriters' compensation;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any commissions paid to agents.

Sale Through Underwriters or Dealers

        If underwriters are used in the sale, the underwriters will acquire the securities for their own account for resale to the public, either on a firm commitment basis or a best efforts basis. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters may change from time to time any offering price and any discounts or concessions allowed or reallowed or paid to dealers.

        During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

        If dealers are used, we will sell the securities to them as principals. The dealers may then resell that securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

        We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

        We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of securities. We will describe the terms of any such sales in the prospectus supplement.

Remarketing Arrangements

        Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed.

Delayed Delivery Contracts

        If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

        We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for us in the ordinary course of their businesses.

 LEGAL MATTERS

        Certain legal matters in connection with the securities to be offered by this prospectus will be passed upon for us by Mayer Brown LLP, Houston, Texas. Any underwriters, dealers or agents will be advised by their own legal counsel concerning issues relating to any offering.

EXPERTS

        The consolidated financial statements of Halcón Resources Corporation, incorporated in this prospectus by reference to Halcón Resources Corporation's Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of Halcón Resources Corporation's internal control over financial reporting as of December 31, 2012 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Halcón Resources Corporation as of December 31, 2011, and for the two fiscal years in the period ended December 31, 2011, incorporated in this prospectus by reference to Halcón Resources Corporation's Annual Report on Form 10-K for the year ended December 31, 2012, have been audited by UHY LLP, an independent registered public accounting firm. Such financial statements have been incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The statements of revenues and direct operating expenses of the Williston Basin Assets purchased by Halcón for each of the three fiscal years in the period ended December 31, 2011 have been audited by UHY LLP as set forth in their report therein and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The statement of revenues and direct operating expenses of the East Texas Assets purchased by Halcón for the period from February 1, 2011 to December 31, 2011 has been audited by UHY LLP as set forth in their report therein and incorporated herein by reference. Such financial statement has been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The financial statements of SBE Partners LP and the financial statements of GeoResources, Inc. incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in giving said reports.

        The estimated reserve evaluations and related calculations of Netherland, Sewell & Associates, Inc., an independent reserve engineering firm, included or incorporated by reference in this prospectus have been included or incorporated by reference in reliance on the authority of that firm as experts in reserve engineering.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web page site at www.sec.gov. You also may read and copy any document we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Reports and other information concerning us can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Our common stock is listed and traded on the NYSE under the trading symbol "HK."

        The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities. Information under Item 2.02 or 7.01 furnished in Current Reports on Form 8-K is not incorporated by reference herein:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

  •
  our Quarterly Report on Form 10-Q for the period ended March 31, 2013; and

  •
  our Current Reports on Form 8-K filed with the SEC on January 15, 2013, January 23, 2013, January 30, 2013, March 4, 2013, March 8, 2013, April 3, 2013, May 8, 2013 and May 14, 2013.

        The audited financial statements for GeoResources, Inc. and its subsidiaries and for SBE Partners, LP for the years ended December 31, 2011 and 2010 are incorporated herein by reference to Exhibits 99.3 and 99.4, respectively, to our Current Report on Form 8-K/A filed with the SEC on September 11, 2012.

        The statements of revenues and direct operating expenses for the East Texas Assets for the period from February 1, 2011 through December 31, 2011 are incorporated herein by reference to Exhibit 99.2 to our Current Report on Form 8-K filed with the SEC on June 25, 2012.

        The statements of revenues and direct operating expenses for the Williston Basin Assets for the three years in the period ended December 31, 2011 are incorporated herein by reference to Exhibit 99.2 to our Current Report on Form 8-K filed with the SEC on October 22, 2012.

        You may request a copy of all incorporated filings at no cost, by making written or telephone requests for such copies to:

Halcón Resources Corporation
Attention: Investor Relations
1000 Louisiana St., Suite 6700
Houston, Texas 77002
Phone: (832) 538-0300
investorrelations@halconresources.com

        We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provided no assurance as to the reliability or, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

38,000,000 Shares

Halcón Resources Corporation

Common Stock

Prospectus Supplement

August 8, 2013

Joint Book-Running Managers

Barclays
BMO Capital Markets

Co-Managers

Capital One Southcoast
Goldman, Sachs & Co.
Johnson Rice & Company L.L.C.
RBC Capital Markets
Scotiabank / Howard Weil
SunTrust Robinson Humphrey

Junior Co-Managers

Baird
Canaccord Genuity
Stifel
Wunderlich Securities